UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, OK 73107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 25, 2015

To the Stockholders of

LSB Industries, Inc.

The 2015 Annual Meeting of the Stockholders of LSB Industries, Inc. will be held at our offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma, on June 25, 2015, at 11:00 a.m. (CDT), for the purpose of considering and voting upon the following matters:

(1)	Election of seven nominees to the Board of Directors;

(2)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2015; and

(3)	Advisory vote on named executive officer compensation.

The Board of Directors has fixed the close of business on April 27, 2015 as the record date for the determination of holders of the common stock and voting preferred stock of the Company who will be entitled to vote at the annual meeting.

Your vote is important. Please sign and promptly return the enclosed proxy card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States. In addition, you can vote by telephone or internet. Instructions are included on the proxy card.

By order of the Board of Directors,

David M. Shear
Senior Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma

April 30, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2015.

The Proxy Statement for the Annual Meeting, along with the LSB 2014 Annual Report and Form 10-K, are available free of charge on our website: www.lsbindustries.com.

YOUR VOTE IS IMPORTANT. You are urged to vote your shares by promptly marking, signing, dating and returning the proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touch tone telephone. Please see “QUESTIONS & ANSWERS – How Do I Cast My Vote?” in the Proxy Statement for further information and instructions.

PROXY STATEMENT SUMMARY

Below is a summary of certain information included in the Proxy Statement. Please review the entire Proxy Statement before you vote.

THE ANNUAL MEETING

TIME AND DATE:	11:00 a.m., Central Daylight Time (CDT), on June 25, 2015

PLACE:	LSB Industries, Inc., 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107

MATTERS FOR STOCKHOLDER VOTE		Board Recommendation

PROPOSAL 1:	Election of seven nominees to our Board of Directors	“FOR” each nominee

PROPOSAL 2:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2015	“FOR”

PROPOSAL 3:	Advisory vote on named executive officer compensation	“FOR”

OUR DIRECTOR NOMINEES

Nominee as Director	Age(1)	For the Term Expiring in…	Nominating & Corporate Governance Committee	Audit Committee	Compensation & Stock Option Committee	Other Public Company Boards

Louis S. Massimo	57	2017		X		Calgon Corp. (CC)

Andrew K. Mittag	54	2017			X	Interfor Corporation (CC) (AC)

Barry H. Golsen, Vice Chairman, President and Chief Executive Officer	64	2018

Marran H. Ogilvie	46	2018	X			Seventy Seven Energy Inc. (CC) (AC) Zais Financial Corp. (CC) (AC) The Korea Fund, Inc. (CC) (AC)

Richard W. Roedel	65	2018		X	X	Lorillard, Inc. (AC) IHS, Inc. (AC) (RC) Six Flags Entertainment Corp. (AC) Luna Innovations, Inc.

Richard S. Sanders, Jr.	58	2018	X

Lynn F. White	62	2018	X

(1) As of this 2015 Proxy Statement. (CC) = Compensation Committee						(AC) = Audit Committee (RC) = Risk Committee

LSB INDUSTRIES, INC.

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

SELECTED TABLE OF CONTENTS

LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, OK 73107

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 25, 2015

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. (the “Company,” “us,” “our,” or “we”) for proxies to be voted at our Annual Meeting of Stockholders to take place on June 25, 2015, at 11:00 a.m. (CDT) at our offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This proxy statement and the proxy card are being first sent to our stockholders on or about April 30, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What matters are being considered?

You will be voting on each of the following items of business:

(1)	Election of seven nominees to our Board of Directors (the “Board”);

(2)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2015; and

(3)	Advisory vote on named executive officer compensation.

The Board of Directors recommends a vote “FOR” each of the director nominees and each of the proposals.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the enclosed proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Will other matters be brought before the meeting?

The Board of Directors does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already past. However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the meeting?

You may vote if you owned voting stock as of the close of business on April 27, 2015, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date we had the following number of shares of common stock and voting preferred stock issued and outstanding which were eligible to be voted:

(a)	22,732,841 shares of common stock (excluding 4,320,462 shares held in treasury), with each share entitling its holder to one vote;

(b)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitling its holder to one vote; and

(c)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock (“Series D Preferred”), with each share entitling its holder to .875 of one vote.

Shares of our Series B and Series D Preferred are referred to as our “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class on all matters coming before the annual meeting.

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum. Holders of a majority of all of the outstanding shares of common stock and voting preferred stock, represented as a single class, entitled to notice of, and to vote at, the annual meeting, represented in person or by proxy, will constitute a quorum for the meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The advisory vote on executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Are abstentions counted?

If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Because abstentions represent shares entitled to vote, if you abstain from voting on a proposal, your abstention (a) will have no effect on the election of directors, and (b) will have the effect of a vote against (i) the ratification of the appointment of the independent registered public accounting firm and (ii) the resolution on executive compensation.

How do I cast my vote?

Registered Holders. If shares are registered in your name, you may vote those shares in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials, you may call the toll-free number (800) 652-8683, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Telephone Voting Availability or your proxy card. This number will identify you and the Company. You can then follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 1:00 a.m. Central Daylight Time on June 25, 2015.

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.envisionreports.com/lxu. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 1:00 a.m. Central Daylight Time on June 25, 2015.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning the enclosed proxy card to the Company’s proxy solicitor in the envelope provided. To best ensure timely receipt of your proxy, you are encouraged to mail your proxy card for arrival by June 24, 2015.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you want to vote for or against, or abstain from voting on, the ratification of the appointment of the independent auditors and whether you want to vote for or against, or abstain from voting on, the advisory approval of the compensation of the Company’s named executive officers.

If your stock is held in your brokerage account, you should instruct your broker how your shares should be voted. If you fail to give your broker instructions, in some cases but not others the broker may submit a “broker non-vote.”

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, the NYSE rules permit your broker to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. However, the broker may not vote on the election of directors or the advisory vote on executive compensation. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the annual meeting. You can change your vote by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the annual meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the annual meeting. Your attendance at the annual meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign and date your proxy card and return it to us but do not include voting instructions as to a proposal, your proxy will be voted “For” the proposal and “For” each director nominee.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, (800) 884-4225 (US and Canada) and (781) 575-4706 (outside U.S. and Canada).

Will my shares be voted if I do not provide my proxy?

If your shares are registered in your name, they will not be voted, unless you submit your proxy or vote in person at the meeting. If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy, voting by telephone or the Internet, or attending the meeting and voting at the meeting.

Who will count the votes?

All votes will be tabulated by our transfer agent, Computershare Trust Company, N.A., who will serve as the inspector of election for the annual meeting.

What is the deadline for submission of stockholder proposals for the 2016 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2016 annual meeting, proposals must be received at our principal executive offices in writing not later than January 1, 2016. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act and as set out in the Bylaws. Proposals should be addressed to David M. Shear, Secretary, LSB Industries, Inc., 16 South Pennsylvania Avenue, Post Office Box 754, Oklahoma City, Oklahoma 73101.

The deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than January 1, 2016, but not before December 2, 2015; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after April 30, 2016, the notice must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made. The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the meeting.

Who is soliciting proxies?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained and will pay for the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $10,000, plus reasonable charges and out-of-pocket expenses incurred by them.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open to the examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours commencing 10 days before the annual meeting. The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Certificate of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors.

Agreement as to Certain Directors and Committees

On April 26, 2015, we entered into an agreement (the “2015 Agreement”) with Starboard Value L.P. and certain of its affiliates (collectively, “Starboard” ). Pursuant to the terms of the 2015 Agreement, we agreed to:

•	appoint Mr. Lynn F. White and Mr. Andrew K. Mittag to fill the vacancies on our Board created by the resignations on April 26, 2015, of Ms. Gail P. Lapidus and Mr. Robert H. Henry as directors;

•	increase the maximum number of directors who may serve on our Board from 10 to 13;

•	appoint Mr. Louis S. Massimo, Ms. Marran H. Ogilvie, and Mr. Richard W. Roedel to fill the new director positions created by increasing the Board size from 10 to 13 members;

•	appoint the following newly-appointed directors to the following standing Board committees:

Name	Nominating and Corporate Governance	Compensation and Stock Option	Audit
Mr. Massimo			X
Mr. Mittag		X
Ms. Ogilvie	X
Mr. Roedel		X	X
Mr. White	X

•	nominate each of the following for election to the Board of Directors at the annual meeting to serve in the class of directors whose term will expire in the year indicated:

Name	Class
Mr. Massimo	2017
Mr. Mittag	2017
Mr. B. Golsen	2018
Ms. Ogilvie	2018
Mr. Roedel	2018
Mr. Sanders	2018
Mr. White	2018

Pursuant to the 2015 Agreement, if any of Messrs. Massimo, Mittag, Roedel, or White, or Ms. Ogilvie resigns or is unable to serve as a director, and Starboard then owns at least the lesser of 3% of our then outstanding common stock or 679,788 shares of common stock (subject to certain adjustments), Starboard and the Company will discuss in good faith the mutual recommendations of a successor director, whose appointment will be subject to the approval of the Nominating and Corporate Governance Committee (“Nominating Committee”). This Starboard right expires upon the earlier of 15 business days prior to the deadline for the submission of stockholder nominations for the 2016 annual meeting and February 11, 2016.

In connection with the 2015 Agreement, the Board of Directors authorized the reimbursement of Starboard’s reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 annual meeting and the negotiation and execution of the 2015 Agreement, provided that such reimbursement shall not exceed $150,000 in the aggregate.

Our Bylaws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. Based on the 2015 Agreement, the Board has amended our Bylaws to provide that the number of directors may consist of not less than 3 nor more than 13, and the Board currently has set the number of directors at 13.

As discussed under “Corporate Governance - Nominating Committee”, our Nominating Committee reviews the composition of the Board to assess the Board performance, composition, and effectiveness. The Nominating Committee values certain characteristics in all Board members, including personal and professional integrity, reputation, outstanding professional achievement, and sound business judgment. The Nominating Committee evaluates each individual director in the context of the Board as a whole with the goal of recommending an effective group with a diversity of experience and skills that exercises sound business judgment in the interest of our business and our stockholders. Consistent with their responsibilities, members of the Nominating Committee have interviewed and evaluated each of the current nominees for director and has determined that each is highly qualified to serve as a member of our Board.

The following sets forth certain information regarding the nominees and other directors whose term will continue after the annual meeting.

Nominees for the class whose term will expire in 2017

Louis S. Massimo, age 57, first became a director on April 26, 2015, pursuant to the 2015 Agreement. Mr. Massimo is a member of the Board of Directors and the Compensation Committee of Calgon Carbon Corporation (NYSE: CCC). From 2007 to 2009, Mr. Massimo served as the Executive Vice President and Chief Operating Officer of Arch Chemicals, Inc., a global biocides company, where he was responsible for the company’s businesses as well as its information technology and SAP functions. From 2003 to 2007, Mr. Massimo served as Arch Chemicals, Inc.’s Executive Vice President and Chief Financial Officer; from 1999 to 2003, he served as Arch Chemicals, Inc.’s Vice President and Chief Financial Officer. Concurrent with his role as Chief Financial Officer, he managed Arch Chemicals, Inc.’s HTH Water Products business. From 1994 to 1999, Mr. Massimo served as Olin Corporation’s Director of Corporate Accounting & Financial Reporting, Controller, and Vice President – Controller, successively. From 1984 to 1994, Mr. Massimo served as an Audit Senior, Audit Manager, and Audit Senior Manager, for KPMG Peat Marwick, successively. From 1979 to 1984, Mr. Massimo served as a Senior Accountant for Gordon, Flynn & Vancho. In 1979, Mr. Massimo earned his BBA in Accounting from Pace University. In 2000, Mr. Massimo completed Duke University’s Advanced Management Program. Mr. Massimo is a certified public accountant, and he is a member of the American Institute of CPAs, the New York State Society of CPAs, and the Connecticut Society of CPAs.

Mr. Massimo was nominated to the Board under the 2015 Agreement. Mr. Massimo’s extensive experience in senior executive positions and managerial roles across a variety of industries led the Board to conclude that he should serve as a director.

Andrew K. Mittag, age 54, first became a director on April 26, 2015, pursuant to the 2015 Agreement. Mr. Mittag’s term as a Director and a member of the Management Resources and Compensation Committee and Audit Committee of Interfor Corporation (TSX: IFP), a publicly traded Canadian lumber producer began in 2012 and will expire in April 2015. From 2005 to 2014, Mr. Mittag served as Senior Vice President and member of the leadership team of Agrium, Inc., a global retail supplier of agricultural products and services and a leading global wholesale producer and marketer of all three major agricultural nutrients. He led Agrium’s corporate strategy and M&A group from 2005 to 2009 and in 2009 became President of Agrium Advanced Technologies a division of Agrium. From 2007 to 2012, Mr. Mittag served as a Director and a member of the Audit Committee of Hanfeng Evergreen, Inc., a Chinese fertilizer producer. At the time of Mr. Mittag’s service, Hanfeng Evergreen, Inc. was listed on the Toronto Stock Exchange. From 2009 to 2012 Mr. Mittag served as a director for Floralla, LLC, a private company. From 2009 to 2013, Mr. Mittag was a director of Alida, LLC, a privately held fertilizer distribution company. From 2012 to 2013, Mr. Mittag was a director of Culex Environmental, a private company focused on mosquito control. Mr. Mittag received a Bachelor of Arts from Hamilton College and was awarded an MBA from Columbia University.

Mr. Mittag was nominated to the Board under the 2015 Agreement. Mr. Mittag’s corporate management experience led the Board to conclude that he should serve as a director.

Nominees for the class whose term will expire in 2018

Barry H. Golsen, J.D., age 64, first became a director in 1981. His term will expire at the annual meeting. Mr. Golsen serves as our Board Vice-Chairman and as Chief Executive Officer and President of the Company. He was appointed as our Chief Executive Officer effective January 1, 2015. Mr. Golsen joined LSB in 1978 as a product manager at International Environmental Corp. (“IEC”) where he was responsible for the development and introduction of our first water source heat pump product line and the startup of CHP Corp. to manufacture and market those products. He became Executive Vice President of IEC in 1979 and IEC’s President in 1980. Mr. Golsen spearheaded the growth of our Climate Control Business with a number of business startups as well as the acquisition of Climate Master, Inc. (and its merger with CHP Corp. and subsequent move to Oklahoma City). Under his leadership, our Climate Control Business attained leading shares of the U.S. markets for water source and geothermal heat pumps and hydronic fan coils. Mr. Golsen has served on our Board of Directors since 1981, has been our Board Vice-Chairman since 1993, and became our President and Chief Operating Officer in 2004. Mr. Golsen is a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City. Mr. Golsen also served on the board of directors of Equity Bank for Savings and on many of the bank’s committees, including its loan and investment committees. A native of Oklahoma City, Mr. Golsen attended Cornell University College of Engineering prior to earning both his Bachelor of Arts and Juris Doctorate degrees from the University of Oklahoma. He was admitted to the Oklahoma Bar Association in 1978. His professional affiliations have included the Oklahoma Bar Association, the American Bar Association, the American Society of Heating, Refrigeration and Air-conditioning Engineers, the Young Presidents Organization, and the World Presidents Organization.

Mr. Golsen’s extensive experience in the climate control industry, his depth of knowledge and understanding of the businesses in which we operate, and his demonstrated leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

Marran H. Ogilvie, age 46, first became a director on April 26, 2015, pursuant to the 2015 Agreement. Ms. Ogilvie currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration, as a Director of Seventy Seven Energy Inc., an oil field services company, as a Director of Zais Financial Corporation, a real estate investment trust, and as a Director for the Korea Fund, an investment company that invests in Korean public equities. Ms. Ogilvie served as a Director for Southwest Bancorp, a regional commercial bank from January 2012 to April 2015. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, Inc., a diversified financial services firm, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a B.A. from the University of Oklahoma and a J.D. from St. John’s University.

Ms. Ogilvie was nominated to the Board under the 2015 Agreement. Ms. Ogilvie’s substantial public business experience and financial background led the Board to conclude that she should serve as a director.

Richard W. Roedel, age 65, first became a director on April 26, 2015, pursuant to the 2015 Agreement. Mr. Roedel currently sits on the boards of directors of four public companies: Lorillard, Inc. (NYSE: LO); IHS, Inc. (NYSE: IHS); Six Flags Entertainment Corporation (NYSE: SIX); and Luna Innovations Incorporated (NASDAQ: LUNA). Mr. Roedel serves as Chairman of the Audit Committee of Lorillard, Inc., serves as a member of the audit committee of Six Flags Entertainment Corporation and IHS, Inc., and serves as the Chairman of IHS, Inc.’s Risk Committee. Mr. Roedel also serves as the Non-executive Chairman of the Board of Luna Innovations Incorporated. As a director of public companies, Mr. Roedel has served as lead independent director and as the chairman of several governance, compensation, and special committees. Mr. Roedel is also a director of the Brickman GP, LLC and Epic Research & Diagnostics, Inc., both private companies. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner. He was promoted in 1990 to Managing Partner in Chicago, then to Managing Partner in New York in 1994, and finally, in 1999, to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in 2002, and he served in various capacities with that company until 2005, including Chairman and Chief Executive Officer. Mr. Roedel served on the Boards of Directors of Brightpoint, Inc. from 2002 to 2012 and Sealy Corporation from 2006 to 2013. He also served as a director and chairman of the audit committee of Broadview Network Holdings, Inc., a private company, until 2012. Mr. Roedel is a member of the National Association of Corporate Directors Risk Oversight Advisory Council. He was appointed to the Public Accounting Oversight Board’s Standing Advisory Group for a three-year term commencing January 1, 2014. He is also a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening audit committee by developing best practices. Mr. Roedel is a graduate of the Ohio State University and he is a certified public accountant.

Mr. Roedel was nominated to the Board under the 2015 Agreement. Mr. Roedel’s extensive experience in finance, accounting, risk management, and public company governance led the Board to conclude that he should serve as a director.

Richard S. Sanders, Jr., age 58, first became a director in 2014. His term will expire in 2015. Mr. Sanders is a nitrogen fertilizer manufacturing consultant. Mr. Sanders, served as Vice President of Manufacturing of Terra Industries Inc. (“Terra”) from 2003 until the acquisition of Terra by CF Industries Holdings, Inc. in April 2010. On completion of the transaction, he worked on the integration of manufacturing operations, and as Vice President Environmental Health and Safety, Engineering and Procurement. At Terra, Mr. Sanders was responsible for Terra’s six manufacturing facilities’ overall operations including production operations, environmental health and safety, project engineering, and technical services. He was also responsible for Terra’s capital investment program of approximately $250 million per year, including major expansion projects. Mr. Sanders was Plant Manager of Terra’s Verdigris, Oklahoma nitrogen manufacturing complex for nine years prior to his role as Vice President of Manufacturing. Prior to Terra, Mr. Sanders served as Plant Manager at the Beaumont Methanol Corporation 800,000 GPD methanol manufacturing facility and in management and engineering positions for Agrico Chemical Company. Mr. Sanders received a Bachelor of Science degree in Chemical Engineering from Louisiana State University in 1980. Mr. Sanders has served as a Non-executive Director of Open Joint Stock Company Mineral and Chemical Company EuroChem during 2013.

Pursuant to certain agreements, dated April 3, 2014 (the “2014 Agreements”) with Starboard, Engine Capital, L.P., Red Alder, LLC and certain of their respective affiliates, Mr. Sanders was appointed as a member of the Board, effective as of the 2014 annual meeting, to fill a then vacancy on the Board in the class whose term will expire at the 2015 annual meeting.

Mr. Sanders’ extensive experience in the chemical industry, his depth of knowledge and understanding of the chemical manufacturing facilities which we operate, and his demonstrated leadership skills throughout his career, among other factors, led the Board to conclude that he should serve as a director.

Lynn F. White, age 62, first became a director on April 26, 2015. Mr. White is the founder and Managing Director of Twemlow Group, LLC (“Twemlow Group”), a consulting firm established in January 2008. From January 2008 to June 2009 and January 2013 to present, as Twemlow Group’s Managing Director, Mr. White has provided strategic, organizational, and product development counsel to agriculture-related businesses. Mr. White also currently serves as Vice Chair of the Dean’s Advisory Council of the College of Agriculture, Food and Environmental Sciences at California Polytechnic State University, San Luis Obispo. From June 2009 to January 2013, Mr. White served as Vice President, Corporate Development of CF Industries Holdings, Inc. (NYSE: CF) (“CF Industries”), one of the world’s largest manufacturers and distributors of nitrogen and phosphate fertilizer products. At CF Industries, Mr. White was responsible for external growth initiatives, including mergers and acquisitions and organic efforts; new product development; leading the integration of the $4.6 billion acquisition of Terra, Inc.; and as a member of the senior leadership team, corporate strategy. He also served as Non-executive Chairman of GrowHow UK Limited, the leading British nitrogen fertilizer producer, and as a director of KEYTRADE AG, a major Switzerland-based fertilizer trading firm. From 2005 to 2007, Mr. White was the President, John Deere Agri Services of Deere & Co., a global supplier of equipment and services to agriculture, construction, forestry, and landscape markets. From 2000 to 2007, Mr. White served as the Vice President, Global AgServices of Deere & Co. From 1997 to 1999, Mr. White was Senior Vice President, Corporate Development of IMC Global, Inc. (n/k/a Mosaic, Inc.), and from 1979 to 1996, Mr. White served in a variety of leadership positions in the US and Europe at FMC Corporation, a producer of chemicals and machinery. Mr. White holds a BA in History with Highest Honors from California Polytechnic State University, San Luis Obispo and an MBA in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

Mr. White was nominated by the Board pursuant to the 2015 Agreement. Mr. White’s depth of experience serving in executive positions and his experience in business development led the Board to conclude that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE SEVEN NOMINEES AS DIRECTORS OF THE COMPANY

Continuing Directors

The following six directors will continue in office until the expiration of their respective terms and until their successors have been elected and qualified.

Webster L. “Lance” Benham, age 65, first became a director in 2013. His term will expire in 2016. In January 2013, Mr. Benham retired as Senior Vice President of SAIC Energy, Environment & Infrastructure, LLC, a nationally prominent architecture-engineering and design-build firm headquartered in Oklahoma City, Oklahoma. He became President and Chief Executive Officer of The Benham Companies in 2003 and remained in that capacity until the firm’s acquisition by SAIC in 2007, a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. From 1982 until 2003, Mr. Benham also held various management and engineering positions at The Benham Companies. Mr. Benham is a community leader with service on boards of numerous non-profits including the Oklahoma Medical Research Foundation, Oklahoma City National Memorial & Museum, National Cowboy & Western Heritage Museum, Oklahoma School of Science and Mathematics Foundation, and many others. Mr. Benham spent 10 years on active duty with the Navy, followed by service with the Naval Reserves. He received a Bachelor of Science from the United States Naval Academy in 1972, and in 1977 he received Masters of Science degrees from the Massachusetts Institute of Technology in both Mechanical Engineering and Naval Architecture and Marine Engineering.

Mr. Benham’s leadership skills, business and management background, experience with The Benham Companies, SAIC, his naval experience and his involvement with numerous non-profits, among other factors, led the Board to conclude that he should serve as a director.

Charles A. Burtch, age 79, first became a director in 1999. His term will expire in 2016. Mr. Burtch was formerly Executive Vice President and West Division Manager of BankAmerica, where he managed BankAmerica’s asset-based lending division for the western third of the United States. While at Bank of America, he was inducted into the “Key 200” which was a select group of 200 senior managers from across the entire spectrum of the 109,000 employees worldwide. This group met with the Chairman and Vice-Chairman of the Bank on a quarterly basis to provide input on products, customer relations, competition, and employee relations. In 1978, he co-founded DeNovo Wells Fargo Business Credit, which was ultimately sold to Bank of America. After retiring in 1998, Mr. Burtch volunteered to become an Ombudsman for the Texas Department on Aging, where he worked with nursing homes in the Austin, Texas, area to determine if there was need for improvement or not in compliance with state requirements. He has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University.

Mr. Burtch’s financial experience and his leadership experience as executive vice president of a large commercial bank, among other factors, led the Board to conclude that he should serve as a director.

Robert A. Butkin, age 62, first became a director in August 2007. His term will expire in 2016. Mr. Butkin is currently a Professor of Law at the University of Tulsa College of Law. He served as Dean of the Tulsa College of Law from 2005 to 2007. Mr. Butkin served as Assistant Attorney General for the State of Oklahoma from 1987 to 1993, and served from 1995 to 2005 as the State Treasurer of Oklahoma. Mr. Butkin also serves as President and as a member of the board of BRJN Capital Corporation, a private investment company. He serves as a Manager of Butkin Oil Company, LLC, Butkin Investment Company, LLC, and Alma Services, LLC. He is also serving as a gubernatorial appointee to the Uniform Law Commission. He has served in various community and professional organizations, including holding the presidency of the Southern State Treasurers Association. He chaired the Banking, Collateral and Cash Management Committee for the National Association of State Treasurers (“NAST”). In addition, from 1981 to 1995, he served on the Board of Citizens Bank of Velma, Oklahoma, where he served as Chairman of the Board from 1991 to 1994. Mr. Butkin serves on the board of several non-profits, including the Jasmine Moran Children’s Museum (1995-present); and the Oklahoma Academy (2003-present). He attended and received a Bachelor of Arts degree from Yale College. He received his Juris Doctorate from the University of Pennsylvania Law School in 1978.

Mr. Butkin’s leadership skills and financial experience obtained through serving as State Treasurer of Oklahoma, chairman of the banking committee of NAST, leading his private investment company, and service as the dean of a major law school in the State of Oklahoma, among other factors, led the Board to conclude that he should serve as a director.

Jack E. Golsen, age 86, first became a director in 1969. His term will expire in 2016. Mr. Golsen is the founder of our company. He has been the Executive Chairman of our Board of Directors and Chairman of the Management Executive Committee of the Company since January 2015, and, prior to transitioning to such role, he served as Chairman of our Board and our Chief Executive Officer since our inception in 1969. Mr. Golsen also served as our President from 1969 until 2004. Throughout his career, Mr. Golsen has been recognized as a turnaround specialist with respect to industrial companies. In that capacity, he acquired or started the companies that originally formed LSB Industries, Inc. During 1996, Mr. Golsen was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen is a Trustee of Oklahoma City University and has served on its Finance Committee for many years. He has also served on the boards of insurance companies and several banks and was Board Chairman of Equity Bank for Savings N.A., which was formerly owned by the Company. In 1972 he was recognized nationally as the person who prevented a widespread collapse of the Wall Street investment banking industry. Refer to “The Second Crash” by Charles Ellis, and six additional books about the Wall Street crisis. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico.

Mr. Golsen’s demonstrated leadership skills, extensive entrepreneurial experience and expertise in all the industries in which we operate, his financial experience and broad business knowledge, among other factors, led the Board to conclude that he should serve as a director.

Daniel D. Greenwell, age 52, first became a director in 2014. His term will expire in 2017. Since September 2014, Mr. Greenwell has served as a Partner and Chief Financial Officer of a private equity investment and advisory firm. Mr. Greenwell previously served as the Chief Financial Officer and Executive Vice President of Sabre Industries Inc., a private equity-held manufacturer of utility and cell towers, from April 2013 until May 2014. Mr. Greenwell focused on operational change and value creation opportunities and was responsible for all financial aspects of a fast-growing manufacturing and service business. From January 2012 until March 2013, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Tronox Limited, a leading global producer and marketer of titanium dioxide pigment. Mr. Greenwell led Tronox to a public listing on the NYSE in 2012. Prior to that, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Terra Industries, Inc., from 2005 until its acquisition by CF Industries Holdings, Inc. in April 2010. He also served on the Board of Directors of Terra Nitrogen Company, L.P., a Master Limited Partnership, from March 2008 until April 2010. Mr. Greenwell has over 20 years of industrial, financial and operational experience and has held various senior leadership positions at a number of public companies, including Belden Inc., Zoltek Companies Inc., and Sigma Chemical Company. He also served as Senior Manager of KPMG Peat Marwick from 1985 to 1992. Mr. Greenwell is a Certified Public Accountant. He received a Bachelor of Science degree in Accounting from Truman State University.

Mr. Greenwell was nominated for election as a director pursuant to the terms of the 2014 Agreements, and was elected to the Board at our 2014 annual meeting. Mr. Greenwell’s leadership skills and extensive industrial and financial experience in the chemical business, among other factors, led the Board to conclude that he should serve as a director.

William F. Murdy, age 73, first became a director in 2014. His term will expire in 2017. Mr. Murdy is the former Chairman and CEO of Comfort Systems USA, Inc. (NYSE: FIX). Prior to his 14 years at Comfort Systems, Mr. Murdy served in a variety of senior leadership roles, including as President and CEO of Club Quarters from 1999 to 2000, President, CEO, Co-Founder and Chairman of the Board of LandCare USA, Inc. from 1998 until it was acquired by The ServiceMaster Co. in 2000, President and CEO of General Investment and Development Company from 1989 through 1997. From 1981 to 1989, Mr. Murdy served as the Managing General Partner of the Morgan Stanley Venture Capital Fund and its associated management company based in New York City. Mr. Murdy currently serves as a Director of UIL Holdings Corporation (NYSE: UIL) where he is Chairman of the Compensation Committee and serves on the Audit Committee. Mr. Murdy also serves as a Director of Kaiser Aluminum Corporation (NASDAQ: KALU), where he is Chairman of the Compensation Committee and serves on the Nominating and Corporate Governance Committee and on the Board of Directors of Vectrum (NYSE: VEC) and is a member of the Audit and Governance Committees. In addition, Mr. Murdy serves on the Advisory Board of CapStreet Partners and is a former member of the Advisory Board of Chicago Growth Partners. He is also the Founder and former Chairman of Warrior Gateway (connecting Veterans with services), Vice-Chairman and a member of the Executive Committee of the Board of Business Executives for National Security (BENS) and a former member of the Board of Visitors for West Point. At West Point today, he is an emeritus member of the Board of Trustees of the West Point Association of Graduates and a principal and Chairman of the Hotel Thayer and Chairman of its associated Thayer Leader Development Group, which provides corporate executive leader development. Mr. Murdy holds a Bachelor of Science degree in Engineering from the U.S. Military Academy, West Point, and a Master’s degree in Business Administration from the Harvard Business School.

Mr. Murdy was nominated for election as a director pursuant to the terms of the 2014 Agreements, and was elected to the Board at our 2014 annual meeting. Mr. Murdy’s leadership skills, extensive financial experience and experience as a member of the Board of Directors of a publicly-traded company, among other factors, led the Board to conclude that he should serve as a director.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm (“Ernst & Young”), as the Company’s auditors for 2015. Ernst & Young has served as our auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2015 or future years.

Consistent with past practices, it is expected that one or more representatives of Ernst & Young will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting stockholder approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (this vote is sometimes referred to as “say on pay”). Accordingly, you are asked to vote on the following resolution at the annual meeting:

RESOLVED, that the stockholders of LSB Industries, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2014, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion.

This is an advisory vote, which is not binding on the Board. The Board and the Compensation and Stock Option Committee, which is composed of independent directors, will review and take into account the outcome of this vote when considering future executive compensation decisions. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure, in this proxy statement, which provide information about our compensation policies and the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE RESOLUTION APPROVING

THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held 11 meetings in 2014. During 2014, for the period during which such director was on the Board, each director attended at least 75% of the combined total of the meetings held by the Board of Directors and the meetings held by all committees of the Board on which such director served. Although we do not currently have a policy with respect to the attendance of our directors at the annual meeting, the Company encourages each of its directors to attend whenever possible. A majority of the directors attended the Company’s 2014 annual meeting of stockholders.

Board of Directors Leadership Structure and Lead Director

The Board of Director’s historic policy was that the positions of Chairman of the Board and Chief Executive Officer be held by the same person. This policy was based on the Board’s evaluation of the Company’s leadership structure and took into consideration the composition of our Board and its committees and the fact that a majority of our directors are independent directors who are qualified and experienced and all of the members of the Board’s key committees – Audit, Compensation, and Nominating – are independent directors. Recently, in connection with its succession planning efforts and in recognition of its responsibility for evaluating and determining its most effective leadership structure for the Company, both on a short and long term basis, the Board, on December 22, 2014, approved the transition by Jack E. Golsen, the founder of the Company, from his dual roles of Chairman and Chief Executive Officer of the Company to Executive Chairman of the Board of Directors and Chairman of the Management Executive Committee of the Company and appointed Barry H. Golsen, who was then serving as Chief Operating Officer and President, to serve as Chief Executive Officer and President of the Company, in each case, effective as of January 1, 2015. We believe that Jack E. Golsen’s role as Executive Chairman will enable our Chief Executive Officer to focus primarily on our business goals and implementing our growth strategies for the benefit of us and our stockholders.

The responsibilities of the Executive Chairman of the Board generally include assisting the Chief Executive Officer and President in providing leadership and developing overall corporate strategy and, in conjunction with the Chief Executive Officer and President, building consensus in the development of the Company’s overall strategic plan, capital markets activities and corporate development initiatives within the context of the corporate strategy. In addition, among other responsibilities, the Executive Chairman chairs all Board of Director meetings, serves as the spokesperson for the Board, manages the Board’s functions, coordinates with management to keep the Board informed, and assists senior management with employee, customer, and stockholder relations.

The Board of Directors bi-annually appoints a lead independent director from among the independent directors to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. John Shelley served as the Lead Director during 2014 until retiring from the Board of Directors effective as of the 2014 Annual Meeting of Stockholders. Following the 2014 Annual Meeting of Stockholders, the Board of Directors named Robert H. Henry as the new Lead Director, and Mr. Henry served in such position until his resignation as a director on April 26, 2015. At that time, Daniel D. Greenwell was named as the new Lead Director in accordance with the 2015 Agreement.

The Lead Director:

•	presides at meetings of the Board at which the Executive Chairman or Vice Chairman is not present, including executive sessions of the independent directors and non-management directors;

•	serves as a liaison between the Executive Chairman and the independent directors;

•	oversees the Board’s stockholder communications policies;

•	has the authority to call meetings of the independent directors or non-management directors and to prepare agendas for such meetings; and

•	consults with the Executive Chairman on meeting agendas and other information provided to the Board, has the authority to add items to the agendas for any Board meeting, and reviews and approves meeting schedules.

Committees of the Board of Directors and Committee Charters

The Board has three separately-designated standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation and Stock Option Committee. The Board also has a separately designated Strategic Committee. The Board has adopted written charters for each of these committees. The Board has determined that all members of these committees are independent directors and satisfy the Securities and Exchange Commission (“SEC”) and NYSE requirements for independence. A current copy of the following charters and the corporate governance guidelines are available on our website at www.lsbindustries.com and are also available from the Company upon request to the Secretary:

•	Nominating and Corporate Governance Committee Charter

•	Strategic Committee Charter

•	Audit Committee Charter

•	Compensation and Stock Option Committee Charter

•	Corporate Governance Guidelines

Nominating Committee

The Nominating Committee consists entirely of independent directors who were appointed by the Board to serve until their successors are appointed and qualify. The current members of the Nominating Committee are Messrs. Benham (Chairman), Burtch, Sanders and White and Ms. Ogilvie. Mr. Sanders was appointed to the Nominating Committee following the 2014 annual meeting. Ms. Lapidus and Mr. Henry served as members of the Nominating Committee until their resignations on April 26, 2015, at which time Ms. Ogilvie and Mr. White were appointed to the Committee pursuant to the 2015 Agreement. Messrs. Benham and Burtch were also appointed to the Nominating Committee on April 26, 2015. Messrs. John Shelley, Donald Munson and Ronald Perry served as members of the Nominating Committee until retiring from the Board of Directors effective as of the 2014 annual meeting. The Board has determined that each member of the Nominating Committee is independent in accordance with the listing standards of the NYSE.

The Nominating Committee’s primary responsibility is the annual identification and presentation to the Board of a list of qualified individuals recommended for nomination for election to the Board of Directors at the annual meeting of stockholders. In addition to its primary responsibility, the Nominating Committee is also responsible for:

•	recommending to the Board the selection criteria that should be considered for membership on the Board of Directors;

•	the periodic assessment of the selection criteria, and the recommendation of any changes to the selection criteria;

•	identifying director candidates meeting the selection criteria and aiding in attracting such candidates as directors;

•	the consideration of proposed director candidates, in light of the selection and performance criteria adopted by the Board;

•	reviewing the qualifications of incumbent, replacement or additional director candidates; and

•	making periodic recommendations to the Board regarding guidelines on significant corporate governance principles, including the size and composition of the Board.

During 2014, the Nominating Committee held four regularly scheduled meetings.

The Nominating Committee considers the qualifications of director candidates recommended by stockholders and evaluates each of them using the same criteria the Nominating Committee uses for incumbent candidates. Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our Bylaws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chairman of the Nominating Committee, in care of the Corporate Secretary of the Company, 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. Please indicate “Nominating Committee” on the envelope.

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the 2015 annual meeting; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. Pursuant to our Bylaws, the deadline for submitting nominations for inclusion in our 2016 proxy materials is February 26, 2016, but no nominations may be submitted before January 27, 2016.

The Bylaws also provide that a stockholder satisfying the above notice requirements may nominate an independent director in our proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied. The following is a summary of the additional conditions:

•	the stockholder, together with the stockholder’s affiliates, must have held at least 5% of the voting power of the Company’s outstanding securities for at least one year (the “Required Interest”);

•	the stockholder must provide certain information relating to the proposed nominee;

•	the stockholder must agree to indemnify the Company for all liabilities arising out of the information provided by the stockholder;

•	the stockholder must undertake to continue to hold for one year following the election of directors at the annual meeting the greater of (i) the Required Interest or (ii) 75% of the stockholder’s interest as of the last day on which stockholder nominations may be made under the Bylaws;

•	the stockholder must agree not to acquire the greater of (i) 10% of the Company’s outstanding voting securities or (ii) an additional 5% of the voting power in the Company’s securities in excess of the voting power held by the stockholder as of the last day on which stockholder nominations may be made under the Bylaws;

•	the sum of the number of directors serving on the Board of Directors as a result of the proxy access procedures, plus the number of directors to be included in the Company’s proxy materials for the next annual meeting pursuant to the proxy access procedures may not exceed 25% of the total number of directors that constitute the whole Board; and

•	certain other conditions as set forth in the Bylaws.

Changes to Procedures for Stockholders to Recommend Nominees for Election to Our Board of Directors

On August 21, 2014, our Board of Directors adopted and approved an amendment to our Bylaws that clarifies the date by which notice by a Company stockholder of the stockholder’s nominations for election as a director of the Company must be received at the principal executive offices of the Company to be deemed timely notice. As clarified, a director nomination made by a stockholder which otherwise satisfies the requirements of our Bylaws must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the Company’s immediately preceding annual meeting of stockholders; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made.

Strategic Committee

The Strategic Committee is composed of four members of the Board of Directors: Messrs. Benham (Chairman), Burtch, Greenwell, and Murdy. The Strategic Committee was initially established pursuant to the 2014 Agreements for the purpose of assisting the Board of Directors in reviewing and evaluating potential strategic separations of our Chemical Business and Climate Control Business and reviewing and evaluating the possibility of placing some or all of our Chemical Business into a Master Limited Partnership structure. In accordance with the 2015 Agreement, the responsibilities of the Strategic Committee were expanded to include an evaluation of our corporate governance and management structure, related party transactions and any other governance practices of the Company deemed appropriate by the Strategic Committee. The Strategic Committee is to deliver a report with recommendations regarding such matters to our Board for its consideration no later than July 30, 2015, and the Company will announce any actions the Board approves in response to such recommendations simultaneously with its public announcement of the Company’s financial results as of and for the six months ended June 30, 2015.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Greenwell (Chairman), Butkin, Massimo, and Roedel. Messrs. Greenwell and Butkin were appointed to the Audit Committee following the 2014 annual meeting. Messrs. Benham and Burtch were members of the Audit Committee until resigning from the committee effective April 26, 2015, at which time, pursuant to the 2015 Agreement, Messrs. Massimo and Roedel were appointed to the Audit Committee. Mr. Burtch also served as Chairman of the Audit Committee until his resignation from the committee, at which time, pursuant to the 2015 Agreement, Mr. Greenwell was named Chairman of the Audit Committee. Messrs. Perry and Shelley were members of the Audit Committee until retiring from the Board of Directors effective as of the 2014 annual meeting. The Board has determined that each member of the Audit Committee is independent, as defined in the listing standards of the NYSE as of our fiscal year end, December 31, 2014, and that Mr. Roedel’s current simultaneous service on the audit committees of three other publicly-held companies would not impair his ability to effectively serve on our Audit Committee. During 2014, the Audit Committee held six meetings.

The Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of, our independent registered public accounting firm;

•	pre-approves all auditing services and permitted non-audit services;

•	annually considers the qualifications and independence of the independent registered public accounting firm;

•	reviews recommendations of independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;

•	provides oversight of the internal audit function;

•	reviews and approves the scope of the annual audit;

•	reviews and discusses with management and the independent registered public accounting firm the audited financial statements;

•	reviews and discusses with management and the independent registered public accounting firm the unaudited quarterly financial statements; and

•	performs such other duties as set forth in the Audit Committee Charter.

Audit Committee Financial Expert

While the Board of Directors endorses the effectiveness of our Audit Committee, prior to the 2014 annual meeting, its membership did not include a director who qualified for designation as an “audit committee financial expert.” However, each of the members of the Audit Committee was financially literate and able to read and understand fundamental financial statements, and at least one of its members had financial management expertise. The Board of Directors believes that each member of the Audit Committee had sufficient background and experience to fulfill the duties of the Audit Committee. Daniel D. Greenwell was elected to the Board of Directors at the 2014 annual meeting, on June 5, 2014, and was also appointed to serve as a member of the Company’s Audit Committee on such date. On August 21, 2014, the Board of Directors determined that Mr. Greenwell satisfies the definition of “audit committee financial expert” under the New York Stock Exchange listing standards and applicable SEC regulations. Pursuant to the 2015 Agreement, Mr. Greenwell was appointed Chairman of the Audit Committee on April 26, 2015.

Audit Committee Report

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities for 2014, the Audit Committee reviewed and discussed the following:

•	the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, practices and judgments;

•	the reasonableness of significant judgments; and the clarity of disclosures in the financial statements;

•	the integrity of the Company’s financial reporting processes and controls; and

•	the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered accounting firm and the Company.

The Audit Committee reviewed and discussed with Ernst & Young, the independent registered public accounting firm responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee has discussed with Ernst & Young the auditors’ independence from management and us, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also appointed Ernst & Young as our independent registered public accounting firm for 2015.

The Audit Committee members listed below participated in the actions necessary to submit the 2014 Audit Committee Report. Messrs. Massimo and Roedel, who first became Audit Committee members on April 26, 2015, following Messrs. Burtch and Benham’s resignation from the committee on such date, did not participate in such actions with respect to 2014 and, therefore, did not participate in the submission of the 2014 Audit Committee Report. In addition, although Mr. Greenwell became the Chairman of the Audit Committee on April 26, 2015, during 2014 and at the time of the Audit Committee’s submission of its report, Mr. Burtch was the Chairman of the Audit Committee.

Submitted by the Audit Committee of the Company’s Board of Directors.

Charles A. Burtch (Chairman until April 26, 2015)

Webster L. Benham

Robert A. Butkin

Daniel D. Greenwell (Chairman beginning April 26, 2015)

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this proxy statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2014 and 2013, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, services relating to the issuance of our 7.75% Senior Secured Notes due 2019, and for review of SEC-related documents for those fiscal years were approximately $1,647,000 and $1,665,000, respectively.

Audit-Related Fees

Ernst & Young billed us $31,500 and $30,345 during 2014 and 2013, respectively, for audit-related services, which included services relating to an acquisition of working interests in natural gas properties and benefit plan audits.

Tax Services Fees

Ernst & Young billed us $582,872 and $942,628 during 2014 and 2013, respectively, for tax services, which included tax return review and preparation, tax consultations and planning, including services relating to the current examination by the IRS and certain state tax authorities for the tax years 2008-2009 and the acquisition of working interests in natural gas properties.

All Other Fees

We did not engage our accountants to provide any other services for the fiscal years ended December 31, 2014 and 2013.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young to perform audit or non-audit services for us prior to us engaging Ernst & Young to provide those services. All of the services outlined under the headings “Audit Related Fees,” “Tax Services Fees,” and “All Other Fees,” above were approved by the Audit Committee in accordance with paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee of our Board of Directors has considered whether Ernst & Young’s provision of the services described above for the fiscal years ended December 31, 2014 and 2013 is compatible with maintaining its independence.

Audit Committee’s Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, Ernst & Young, require pre-approval by the Audit Committee. Further, Ernst & Young may not provide to us those services specifically prohibited by the SEC, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services;

management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Oversight of Risk Management

The Board oversees management’s risk management activities, including those relating to credit risk, liquidity risk, and operational risk, through a combination of processes. The Board believes effective risk management will enable us to accomplish the following:

•	timely identify material risks that the Company encounters,

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, the Board or relevant Board Committee,

•	implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and

•	integrate risk management into the Company’s decision-making.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. The Board believes that the important risk oversight functions performed by the Audit Committee, the Disclosure Committee, the Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company. The Disclosure Committee is composed of certain executive officers and other officers of the Company and its subsidiaries, and assists management in its responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company’s public reports.

Code of Ethics

The Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and the controllers of each of our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics and our Statement of Policy Concerning Business Conduct. We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to the employees, officers and directors of the Company and its subsidiaries.

Our Code of Ethics and Statement of Policy Concerning Business Conduct are available on our website at www.lsbindustries.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the SEC or the NYSE, on our website (to the extent applicable to the Company’s executive officers, senior financial officers or directors).

Compensation and Stock Option Committee

We have a separately-designated Compensation Committee. The members of the Compensation Committee are Messrs. Murdy (Chairman), Burtch, Mittag, and Roedel, each of whom is a non-employee, independent director in accordance with the rules of the NYSE. Mr. Murdy was appointed to the Compensation Committee following the 2014 Annual Meeting of Stockholders pursuant to the 2014 Agreements. Messrs. Mittag and Roedel were appointed as additional members of the Compensation Committee on April 26, 2015, pursuant to the 2015 Agreement. Mr. Murdy was appointed Chairman of the Compensation Committee on April 26, 2015. Mr. Burtch served as Chairman of the Committee until such date. Ms. Lapidus was a member of the Compensation Committee during 2014 until her resignation as a member of the Board effective April 26, 2015, and Messrs. Shelley and Perry were members until their resignations from the Board on June 5, 2014. During 2014, the Compensation Committee held six meetings.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for our executive officers;

•	administer our management incentive and stock-based compensation plans, non-qualified death benefits, salary continuation and welfare plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Decisions regarding non-equity compensation of our non-executive officers and our executive officers named in the Summary Compensation Table (the “named executive officers”) other than the Chief Executive Officer, the President and the President and Chief Operating Officer of the Climate Control Business, are made by our Chief Executive Officer and presented for approval or modification by the Compensation Committee. Historically, the Compensation Committee has generally adopted such recommendations of the Chief Executive Officer.

During 2014, the agenda for meetings of the Compensation Committee was determined by its Chairman with the assistance of our Chief Executive Officer. Committee meetings are regularly attended by the Chief Executive Officer. At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer. The Committee may delegate authority to the Chief Executive Officer in order to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If a compensation consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee. For 2014, a compensation consultant, Mercer LLC, was engaged by the Compensation Committee to consult on the determination of director compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has the authority to set the compensation of all of our officers. The Compensation Committee considered the recommendations of the Chief Executive Officer when setting the compensation of our officers. During 2014, the Chief Executive Officer did not make a recommendation regarding his own salary, and did not make any recommendation as to the President’s salary or the salary of the President and Chief Operating Officer of the Climate Control Business. During 2014, the members of the Compensation Committee were the following non-employee directors: Messrs. Burtch (Chairman), and Murdy and Ms. Lapidus. Messrs. Shelley and Perry were members of the Compensation Committee until their resignation on June 5, 2014 at which time Mr. Murdy and Ms. Lapidus joined the Committee. On April 26, 2015, Ms. Lapidus resigned from the Compensation Committee, and Messrs. Mittag and Roedel were appointed as additional members of the Compensation Committee pursuant to the 2015 Agreement. None of the foregoing members of the Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries. None of our executive officers or members of the Compensation Committee had any relationship requiring disclosure under Item 407(e)(4) of Regulation S-K during 2014.

Board Independence

The Board of Directors has determined that each of its current members (other than Jack E. Golsen and Barry H. Golsen, who are executives of the Company), is “independent” in accordance with the current listing standards of the NYSE, and that each of Messrs. Henry, Perry, Shelley and Munson and Ms. Lapidus was also an independent director while on the Board. Our independent directors are regularly scheduled to meet in executive session following each meeting of our entire Board of Directors.

The Board of Directors has affirmatively determined that each of the independent directors during 2014 had no material relationship with the Company whether directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Directors responded to a questionnaire asking about their relationships (and those of their immediate family members) with us and other potential conflicts of interest. The Board of Directors determined that the members of the Audit, Compensation, and Nominating Committees meet the independence tests of the NYSE and the SEC. In determining Mr. Henry’s independence, the Board of Directors considered that Jack E. Golsen was and has been a member of the Board of Trustees of Oklahoma City University (“OCU”) of which Mr. Henry is the President, and had made certain contributions to OCU.

Communication with the Board of Directors

Our Board of Directors believes that it is important for us to have a process whereby stockholders may send communications to the Board. Accordingly, stockholders and interested parties who wish to communicate with the Board of Directors, the lead director, the independent directors as a group, or a particular director may do so by sending a letter to Lead Director at 16 S. Pennsylvania Avenue, Oklahoma City, OK 73107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board of Directors, the lead director, the independent directors, non-management directors, or only certain specified individual directors. The lead director will make copies of all such letters and circulate them to the appropriate director or directors.

Policy as to Related Party Transactions

Pursuant to the Audit Committee Charter, our Audit Committee reviews any related party transactions involving any of our directors and executive officers. Although the Audit Committee has not adopted specific standards and procedures with respect to its review of related party transactions, the Audit Committee believes that it considers all relevant facts and circumstances in its review process. The following related party transactions were reviewed by the Audit Committee or the Board of Directors as a whole.

Related Party Transactions

The following related party transactions were reviewed by the Audit Committee or the Board of Directors as a whole:

•	In February 2014, we paid dividends totaling $300,000 on our Series B Preferred and our Series D Preferred, all of the outstanding shares of which are owned by Jack E. Golsen, our Executive Chairman, members of his immediate family, including Barry H. Golsen, our Vice Chairman, Chief Executive Officer and President, Steven J. Golsen, President and Chief Operating Officer of our Climate Control Business, entities owned by them and trusts for which they possess voting or dispositive power as trustee (together, the “Golsen Group”). In January 2015, we declared annual dividends totaling $300,000 on such Series B Preferred and Series D Preferred, which dividends were paid in February 2015.

•	During 2014, GPC, an entity controlled by the Golsen Group, occupied approximately 1,400 square feet of office space within our corporate complex for which the annual rent is $12,000.

•	Heidi Brown Shear, our Vice President and Managing Counsel, received approximately $265,000 in compensation during 2014, which included a $40,000 cash bonus and a $4,100 automobile allowance. Ms. Shear is the niece of Jack E. Golsen and wife of David Shear, our Senior Vice President and General Counsel, a named executive officer.

OUR EXECUTIVE OFFICERS

Our officers serve one-year terms, renewable on an annual basis by the Board of Directors, except we have employment agreements with Jack E. Golsen, Barry H. Golsen, and Mark T. Behrman, as described under “2014 Compensation Tables – Employment Agreements”. Information regarding our executive officers is as follows:

Executive Officers and Succession Planning Transitions

In connection with our Board of Directors succession planning efforts, effective January 1, 2015, Jack E. Golsen transitioned from his roles as Chairman and Chief Executive Officer of the Company to Executive Chairman of the Board of Directors and Chairman of the Management Executive Committee, which transition was approved by the Board of Directors on December 22, 2014. In addition, the Board of Directors appointed Barry H. Golsen who was then serving as the our President and Chief Operating Officer, to serve as our Chief Executive Officer and President, effective as of January 1, 2015. Certain information regarding our agreements with Messrs. Jack and Barry H. Golsen is provided below under “2014 Compensation Tables - Employment Agreements.”

As part of such succession planning, the Board of Directors also appointed Mark T. Behrman, currently Senior Vice President- Corporate Development, to serve as Executive Vice President and Chief Financial Officer of the Company, effective as of the annual meeting. Mr. Behrman will succeed Tony M. Shelby, our current Executive Vice President and Chief Financial Officer. Effective as of the annual meeting, Mr. Shelby will transition from out of the role of Chief Financial Officer but will continue to serve as an Executive Vice President to ensure a methodical and successful transition. Mr. Shelby plans to retire near the end of 2015. Certain information regarding our agreements with Mr. Behrman is provided below under “2014 Compensation Tables - Employment Agreements.”

Information Regarding our Executive Officers

Mark T. Behrman – Mr. Behrman, age 52, joined us as Senior Vice President, Corporate Development in March 2014, and will serve as our Executive Vice President and Chief Financial Officer beginning as of the annual meeting. He has over 20 years of investment banking experience with a primary focus on the industrial and business services sectors, previously serving as a Managing Director at Sterne Agee & Leach, Inc., leading the firm’s industrials, transportation, and energy practices. During his career, Mr. Behrman has originated and executed numerous merger and acquisition transactions, equity and debt capital market transactions and private capital raises for U.S. corporate clients in these sectors. Mr. Behrman was previously a Founder and Senior Managing Director of BlueStone Capital Partners, LP, where he was part of a team that created Trade.com Global Markets, Inc., and Founder and Director of the BlueStone/AFA Private Equity Fund. He began his investment banking career at PaineWebber, Incorporated and at Drexel Burnham Lambert, Inc. Additionally, he has been a director of three public companies including Noble International, Ltd. where he served as a Director for over eight years and as Chairman of its Audit Committee for three years. Mr. Behrman holds a Masters of Business Administration from Hofstra University and a Bachelor of Science in Accounting from Binghamton University.

Jack E. Golsen – Mr. Golsen, age 86, is the Executive Chairman of the Board of Directors. Mr. J. Golsen’s biographical information is set forth on page 9 of this proxy statement.

Barry H. Golsen, J.D. – Mr. Golsen, age 64, is the Vice Chairman of the Board, Chief Executive Officer and President of the Company. Mr. B. Golsen’s biographical information is set forth on page 6 of this proxy statement.

David R. Goss – Mr. Goss, age 74, is our Executive Vice President of Operations and has served in substantially the same capacity for more than ten years. He has served as a member of the executive management team since our inception in 1969 and during his tenure has contributed to the growth of our business. Mr. Goss is a certified public accountant and was previously with Arthur Andersen. Mr. Goss is a graduate of Rutgers University.

Tony M. Shelby – Mr. Shelby, age 73, is our Executive Vice President of Finance and Chief Financial Officer, a position he has held for more than ten years. As of the annual meeting, Mr. Shelby will continue to serve as Executive Vice President, but will retire as Chief Financial Officer. Mr. Shelby has served as a member of the LSB executive management team since our inception in 1969 and during his tenure has contributed to the growth of our business. He is a certified public accountant and was previously with Arthur Young & Co., a predecessor to Ernst & Young. Mr. Shelby is a graduate of Oklahoma City University.

Steven J. Golsen – Mr. Golsen, age 62, is the President and Chief Operating Officer of our Climate Control Business. Mr. Golsen serves as Chief Executive Officer of the subsidiaries comprising our Climate Control Business. Mr. Golsen has been employed by the Company since 1976. Mr. Golsen also serves as the Executive Vice President of our Machine Tool Business. He has served in a management capacity at such businesses for more than 10 years. Mr. Golsen attended the University of New Mexico and University of Oklahoma.

David M. Shear – Mr. Shear, age 55, is our Senior Vice President and General Counsel and has served as Senior Vice President since July 2004 and as our General Counsel and Secretary since 1990. Mr. Shear attended Brandeis University, graduating cum laude in 1981. At Brandeis University, Mr. Shear was the founding Editor-In-Chief of Chronos, the first journal of undergraduate scholarly articles. Mr. Shear attended the Boston University School of Law, where he was a contributing Editor on the Annual Review of Banking Law. Mr. Shear acted as a staff attorney at the Bureau of Competition with the Federal Trade Commission from 1985 to 1986. From 1986 through 1989, Mr. Shear was an associate in the Boston law firm of Weiss, Angoff, Coltin, Koski and Wolf.

Certain Relationships

Barry H. Golsen and Steven J. Golsen are the sons of Jack E. Golsen. David M. Shear is married to Heidi Brown, the niece of Jack E. Golsen, who serves as Vice President and Managing Counsel of our Company. Ms. Brown received her bachelor’s degree from Tufts University and her Juris Doctorate and LLM Masters of Tax from Boston University School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets. To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation Committee has the responsibility to establish, in consultation with management, our compensation philosophy for our senior executive officers and to implement and oversee a compensation program consistent with the philosophy. This group of senior executive officers includes the named executive officers, as well as our other executives.

A primary objective of the Compensation Committee is to ensure that the compensation paid to the senior executive officers is fair, reasonable, competitive, and provides incentives for superior performance. The Compensation Committee is responsible for approval of all decisions for the direct compensation, including the base salary and bonuses, stock options and other benefit programs for our senior executive officers, including the named executive officers.

In general, the day-to-day administration of savings, health and welfare plans and policies are handled by a team of our legal and finance department employees. The Compensation Committee (or Board) remains responsible for key policy changes outside of the day-to-day requirements necessary to maintain these plans and policies.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program rewards the executive’s achievements and contribution towards the Company achieving its long-term strategic goals. However, the Compensation Committee does not believe that executive compensation should be tied to specific numeric or formulaic financial goals or only to stock price performance. The Compensation Committee recognizes that, given the volatility of the markets in which we do business, general economic conditions, and numerous other factors, our financial performance for a particular period may or may not be an accurate measurement of our senior executive officers’ performance.

The Compensation Committee values both personal contribution and teamwork as factors to be rewarded. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly talented employees in key positions, with the goal of ensuring that compensation to our senior executive officers remains competitive while considering the internal pay ratios among executives and other key employees. The Compensation Committee believes that executive compensation packages should include cash and bonus compensation, as well as other benefit programs to encourage senior executive officers to remain with the Company and have interests aligned with those of the Company. As a result, the Compensation Committee reviews the number of stock options exercised by senior executive officers during recent periods, if any, as well as stock options currently held by the senior executive officers. This analysis enables the Compensation Committee to determine whether the grant of additional stock-based compensation may be advisable to ensure that our senior executive officers’ long term interests are aligned with those of the Company. Based on the foregoing, the Compensation Committee focuses on the following criteria when developing our executive compensation program:

•	Compensation should be based on the level of job responsibility, executive performance, and our performance;

•	Compensation should enable us to attract and retain key talent;

•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals in our geographic area;

•	Compensation should reward performance;

•	Compensation should motivate executives to achieve our strategic and operational goals; and

•	Executive compensation should be reasonable when compared to the average compensation of our other employees.

Executive Summary

Setting Executive Compensation 2014

The Compensation Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement and to motivate the named executive officers to achieve long-term business objectives. The Compensation Committee is unable to use direct comparisons to a peer group in determining the compensation package because of the diverse nature of our lines of business. The Compensation Committee reviewed some generally available national and regional compensation information for companies of our size. This information was used to determine whether our compensation amounts are within the range of similarly sized companies.

The Compensation Committee considered base salary and current bonus awards in determining overall compensation. The Compensation Committee does not have a policy allocating long term and currently paid compensation, but does consider stock options to be long-term compensation. The Compensation Committee also considered the allocation between cash and non-cash compensation amounts, but does not have a specific formula or required allocation between such compensation amounts. Instead, such amounts are taken into account as part of the overall compensation determination.

During 2014, the Compensation Committee compared the Chief Executive Officer’s total compensation to the total compensation of our other named executive officers. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the named executive officers and in relation to next lower tier of management and average compensation of all employees in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The Compensation Committee does not consider amounts payable under severance agreements when setting the annual compensation of the named executive officers. For 2014, the Compensation Committee did not engage outside consultants to assist in conducting its annual review of the total compensation program; however, as described under “2015 Compensation Matters” below, the Compensation Committee hired a compensation consultant in 2015.

Consideration of Stockholder Say-On-Pay Advisory Vote

At our annual meeting of stockholders held in June 2014, our stockholders voted, on a non-binding, advisory basis, on the compensation of our named executive officers for 2013. A substantial majority (approximately 99%) of the total votes cast on our say-on-pay proposal at that meeting approved the compensation of our named officers for 2013 on a non-binding, advisory basis. The Compensation Committee and the Board believes that this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, the Compensation Committee did not materially change its approach to executive compensation in 2014 in connection with the say-on-pay proposal. The Compensation Committee expects to consider the results of future stockholder say-on-pay advisory votes when making future compensation decisions for our named executive officers. We will hold an advisory vote on the compensation of named executive officers at our 2015 annual meeting of stockholders.

Role of Executive Officers in Compensation Decisions for 2014

Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than the Chief Executive Officer, our President, and the President and Chief Operating Officer of the Climate Control Business) and presents to the Compensation Committee recommendations with respect to salary, bonuses and other benefit items. The Compensation Committee considers such recommendations in light of the Compensation Committee’s philosophy and objectives and exercises its discretion in accepting or modifying the recommended compensation. Historically, the Compensation Committee has generally adopted the recommended compensation. In determining compensation for the Chief Executive Officer, our President, and the President and Chief Operating Officer of the Climate Control Business, the Compensation Committee reviews the responsibilities and performance of each of them. Such review includes interviewing these officers and consideration of the Compensation Committee’s observations of these officers during the applicable year.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for the named executive officers were:

•	base salary;

•	cash bonus;

•	death benefit and salary continuation plans; and

•	perquisites and other personal benefits.

The Compensation Committee did not award equity-based compensation, such as stock options, to the named executive officers in 2014. As discussed below, the Compensation Committee awarded salary increases and bonuses to the named executive officers for 2014. Those awards were considered sufficient to provide competitively based incentives to our executives to advance company performance, without granting equity based compensation as well. The Committee’s assessment was that the named executive officers in 2014 continued to maintain a sufficient ownership interest in the Company to provide alignment with the Company’s long-term interests. We do not benchmark the amount of total compensation or any material element of compensation.

Base Salary

We provide the named executive officers and other senior executive officers with base salary to compensate them for services rendered during the year. We do not have a defined benefit or qualified retirement plan for our executives. This factor is considered when setting the base compensation for senior executive officers since it is expected that senior executive officers will take responsibility for their individual retirement plan arrangements.

Base salaries are determined for the named executive officers in the discretion of the Compensation Committee based upon the recommendations of the Chief Executive Officer’s assessment of the executive’s compensation, both individually and relative to the other senior executive officers, and based upon an assessment of the individual performance of the executive during the preceding year. In determining the base salary for the Chief Executive Officer, our President, and the President and the Chief Operating Officer of the Climate Control Business, the Compensation Committee exercises its judgment based on its observations of such senior executive officers and the Compensation Committee’s assessment of such officers’ contribution to the Company’s performance and other leadership achievements. Although the Compensation Committee does not use specific performance targets to set base salaries or bonuses, the Compensation Committee awarded salary increases in 2014 based on the above criteria and with consideration of the financial performance of the Company.

Cash Bonuses

The Compensation Committee, which is composed of independent directors, may award cash bonuses to the named executive officers to reward outstanding performance. No bonus to named executive officers was guaranteed for 2014, and there was no defined range of bonus amounts that the Compensation Committee could award. Based on the assessments and recommendations described below, the Compensation Committee awarded bonuses to the managers and executive officers in 2014.

Bonus awards are made at the Compensation Committee’s discretion based upon an assessment of an individual’s overall contribution to the Company. This assessment includes a subjective analysis of the achievement of an individual’s goals for their areas of responsibility, the individual’s contribution to the achievement of our priorities and strategic plans, and the individual’s material accomplishments during the year. In considering an individual’s overall contribution to the Company, the Compensation Committee will account for the individual’s level of experience relevant to the Company’s businesses, the individual’s tenure with the Company, and the individual’s level of responsibility. The assessment is a subjective evaluation of accomplishment and contribution to the Company and is not based on the achievement of specific performance metrics. During 2014, our Chief Executive Officer, Jack E. Golsen, provided the Compensation Committee with his assessment of the contributions to the Company during the applicable year by our named executive officers other than for himself, Barry H. Golsen, our President, and Steven J. Golsen, the President and Chief Operating Officer for our Climate Control Business, for purposes of determining bonus compensation for such year. The Compensation Committee discussed such recommendations with the Chief Executive Officer, and in the past has generally accepted such recommendations as to bonuses. With respect to bonus awards for Jack E. Golsen, Barry H. Golsen and Steven J. Golsen, the Compensation Committee assesses the overall contribution of each of them based on the interaction with each of them, review of the matters that are presented to the Board of Directors for consideration or discussion, and interviews with other senior executive officers.

In assessing the overall contribution of Jack E. Golsen to the Company for purposes of bonus compensation, the Compensation Committee considered Mr. Golsen’s management of the Company through challenges resulting from downtime at certain of our chemical facilities, and expansion of our El Dorado chemical facility, the profitability of the Company, the retention and development of our executive team, his development of key business relationships for the Company, and his efforts in developing strategies for the Company’s future revenue and market growth. Mr. Golsen’s level of responsibility and the effectiveness of his leadership were also considered in the assessment of his overall contribution to the Company during 2014. In addition, the Compensation Committee considered and complied with the terms of Mr. Golsen’s Employment Agreement with the Company.

The assessment of Tony M. Shelby’s overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Shelby’s responsibilities as our chief financial officer, his leadership in the management of the Company’s financial resources, his efforts in developing strategies for the Company’s future revenue growth, his accomplishments in negotiating important commercial contracts, his development of key business relationships for the Company, and his continued commitment to enhancing our internal audit function and improving its finance processes.

The assessment of Barry H. Golsen’s overall contribution to the Company for purposes of determining his bonus compensation included his leadership of the Company and our climate control and chemical businesses, the profitability of the Company for 2014, challenges resulting from downtime at certain of our chemical facilities, and expansion of our El Dorado chemical facility, his retention and development of our management, his accomplishments in developing improved investor and stockholder communication, and his efforts in developing the Company’s future market growth.

The assessment of Steven J. Golsen’s overall contribution to the Company for purposes of determining his bonus compensation included his leadership of our climate control business and machine tool and specialized engineering business, the profitability of the Company for 2014, his recruitment, retention and development of our management, and his involvement in developing plans for the Company’s future growth.

The assessment of David R. Goss’ overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Goss’ responsibilities as our Executive Vice President of Operations, challenges resulting from downtime at certain of our chemical facilities, his management and development of our chemical and climate control businesses, and his management of our resources with a view to their most productive and efficient uses.

The assessment of David M. Shear’s overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Shear’s responsibilities as our general counsel, the effectiveness of his oversight of our legal department, his management of litigation, insurance and corporate matters, his accomplishments in negotiating important commercial contracts, the utility of his communications with our Board of Directors and executive officers, and his contributions to the oversight of our corporate governance and compliance functions.

Death Benefit and Salary Continuation Plans

We sponsor non-qualified arrangements to provide a death benefit to the designated beneficiary of certain key employees (including certain of the named executive officers) in the event of such executive’s death (the “Death Benefit Plans”). We also have a non-qualified arrangement with certain of our key employees (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “Salary Continuation Plans”).

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2014, are discussed in footnote (1) and included in column (i) of the “Summary Compensation Table.”

The Compensation Committee believes that the Death Benefit and Salary Continuation Plans are significant factors in:

•	enabling the Company to retain its named executive officers;

•	encouraging our named executive officers to render outstanding service; and

•	maintaining competitive levels of total compensation.

Severance Agreements

We have entered into change of control severance agreements with certain key employees, including the named executive officers. The severance agreements were amended in 2015 and provide generally that (a) if an executive officer who is a party to a severance agreement is terminated by the Company, other than for cause, within 24 months after the occurrence of a change-in-control of the Company or the executive officer terminates his employment for good reason following a change in control, we must pay the executive officer an amount equal to 2.9 times the officer’s annual compensation (salary and bonus) (and (b) if an executive officer who is a party to a severance agreement is terminated by the Company within 24 months of a determination by the Chief Executive Officer or the Board that the executive officer should be terminated without cause, we must pay the executive officer an amount equal to two times the executive officer’s annual compensation (salary and bonus). The Compensation

Committee believes that the severance agreements are an important element in retaining our senior management. These severance agreements and information regarding applicable payments under such agreements for the named executive officers is are described below under “2014 Compensation Tables - Severance Agreements” and “2014 Compensation Tables - Potential Payments Upon Termination or Change-In-Control.”

Perquisites and Other Personal Benefits

We and the Compensation Committee believe that perquisites are necessary and appropriate parts of total compensation that contribute to our ability to attract and retain superior executives. Accordingly, we and the Compensation Committee provided our named executive officers and certain other executive officers a limited number of perquisites that are reasonable and consistent with our overall compensation program.

We currently provide the named executive officers with the use of our automobiles, provide cell phones that are used primarily for business purposes, and pay the country club dues for certain of the executive officers. The executive officers are expected to use the country club in large part for business purposes.

The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers to determine whether such perquisites are consistent with our compensation policies.

Employment Agreements

We have no employment agreements with our named executive officers, except with (a) Jack E. Golsen, who was our Chief Executive Officer in 2014 but transitioned on January 1, 2015 to Executive Chairman of the Board, and with (b) Barry H. Golsen, who was our Chief Operating Officer and President in 2014 but transitioned to Chief Executive Officer and President on January 1, 2015. In addition, we have entered into an employment agreement with Mark T. Behrman, who will become our Chief Financial Officer as of the annual meeting. These employment agreements are described below under “2014 Compensation Tables - Employment Agreements.” We believe that these employment agreements promote stability in our senior management and encourage these executives to provide superior service to us.

Tax and Accounting Implications

Deductibility of Executive Compensation - Section 162(m) of the Internal Revenue Code, provides that we may not deduct compensation of more than $1,000,000 of employee remuneration for named executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Our compensation deduction was not limited by Section 162(m) in 2014, 2013 and 2012.

Accounting for Stock-Based Compensation - We account for stock-based payments, including our incentive and nonqualified stock options, in accordance with U.S. generally accepted accounting principles.

Compensation and Stock Option Committee Report

Our Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

The Compensation Committee members listed below participated in the compensation decisions during 2014 and the submission of the 2014 Compensation and Stock Option Committee Report. Messrs. Mittag and Roedel, who first became Compensation Committee members on April 26, 2015 following Ms. Lapidus’s resignation as a director on such date, did not participate in compensation decisions during 2014, and therefore, did not participate in the submission of the committee’s 2014 report. In addition, although Mr. Murdy became the Chairman of the Compensation and Stock Option Committee on April 26, 2015, during 2014 and at the time of the committee’s submission of its report, Mr. Burtch was the Chairman of the Compensation and Stock Option Committee.

Submitted by the Compensation and Stock Option Committee of the Company’s Board of Directors.

Charles A. Burtch (Chairman until April 26, 2015)

Gail Lapidus

William Murdy (Chairman beginning April 26, 2015)

Ownership Guidelines

We have not established any guidelines which require our executive officers or directors to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock. On October 22, 2014, our Board of Directors unanimously approved and adopted the Non-Employee Director Compensation and Stock Ownership Policy (the “Policy”), which was recommended by the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee as a means of further aligning the interests of the Company’s non-employee directors with the interests of the Company’s stockholders, promoting sound corporate governance, and building an ownership mentality among the non-employee directors of the Company. The Policy includes guidelines for non-employee directors’ ownership of our common stock. The guidelines encourage, but do not require, each non-employee director to own shares of our common stock having an aggregate value of at least $200,000. Non-employee directors whose common stock ownership is less than such target ownership are encouraged to acquire $50,000 of common stock for each full year served, based on the market value of the common stock, until such target ownership is attained. See “Compensation of Directors,” below, for a discussion of non-employee director compensation under the Policy.

Effective January 1, 2015, under the Policy, each non-employee director may elect to receive all or any portion of such director fees in shares of our common stock pursuant to our Outside Directors Stock Purchase Plan, effective June 24, 1999 (the “Equity Plan”), and the terms of the Policy. Non-employee directors who have not attained the target ownership described above are encouraged, but not required, to elect to receive at least $50,000 of the annual non-employee director fees in shares of the our common stock. As provided in the Equity Plan, the number of shares issued in lieu of cash payment, if any, shall be calculated based upon the closing price of our common stock on the NYSE on the business day immediately preceding the date that the fee is due. As of April 3, 2015, 278,456 shares are available for issuance under the Equity Plan.

2015 Compensation Matters

Compensation Consultant. In connection with the Compensation Committee’s discussions with respect to compensation arrangements in 2015 for our executive officers, the Compensation Committee retained Steve Hall & Partners LLC (“Hall”) as an independent compensation consultant. Hall has worked and is working with the Compensation Committee to review our executive compensation program and assess our program relative to our performance and the market. The Compensation Committee has considered Hall’s independence and whether its work raised conflicts of interest under the NYSE listing standards and determined that the work performed by Hall does not create any conflict of interest and that Hall is independent of the Company’s management.

Chief Executive Officer and Chief Financial Officer Employment Agreements. Pursuant to the Board’s succession planning efforts, the Compensation Committee, following consultation with Hall, recommended to the Board that the Company enter into employment agreements with Barry H. Golsen as a result of his transition on January 1, 2015, from Chief Operating Officer and President to Chief Executive Officer and President, and with Mark T. Behrman, as a result of his forthcoming transition from Senior Vice President, Corporate Development to Executive Vice President and Chief Financial Officer, effective as of the annual meeting. Following the Board’s approval of the agreements, we entered into employment agreements with each of Messrs. Golsen and Behrman, dated April 27, 2015, the terms of which are described below under “2014 Compensation Tables – Employment Agreements.” In addition, pursuant to the Board’s succession planning, and after consultation with Hall, the Compensation Committee approved amended and restated severance agreements with certain of our executive officers and certain of our other officers and certain executive officers of our subsidiaries, which we entered into effective April 27, 2015, and are described under “2014 Compensation Tables – Severance Agreements.”

Comprehensive Review of Compensation Program in 2015. The Compensation Committee is committed to ensuring that our pay programs support our short- and long-term strategic objectives. Towards this end, the Compensation Committee assesses all elements of our pay programs. The Committee, in consultation with Hall, has initiated the process of reviewing each element of compensation, both separately and as part of the broader program, to determine whether the current approach continues to support the short- and long-term strategic objectives of the Company and remains in the best long-term interests of our shareholders or requires changes or additions.

2014 COMPENSATION TABLES

The following table summarizes the total compensation paid or earned by each of the named executive officers for each of the three fiscal years in the period ended December 31, 2014.

2014 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Jack E Golsen, Chairman of the Board of Directors and Chief Executive Officer (3)
	2014	800,000	175,000	—	—	—	—	293,141	1,268,141
	2013	800,000	150,000	—	—	—	—	265,337	1,215,337
	2012	830,954	200,000	—	—	—	—	225,479	1,256,433
Tony M. Shelby, Executive Vice President of Finance and Chief Financial Officer (3)
	2014	310,000	100,000	—	—	—	—	14,202	424,202
	2013	305,769	150,000	—	—	—	—	14,617	470,386
	2012	300,000	200,000	—	—	—	—	17,310	517,310
Barry H. Golsen, Vice Chairman of the Board of Directors, President, and President of the Climate Control Business (3)	2014 2013 2012	650,600 650,600 627,523	150,000 150,000 200,000	— — —	— — —	— — —	— — —	40,458 9,436 39,092	841,058 810,036 866,615
Steven J. Golsen,	2014	425,000	125,000	—	—	—	—	27,732	577,732
Chief Operating Officer of the Climate Control Business	2013	425,000	112,000	—	—	—	—	7,000	544,000
	2012	408,846	150,000	—	—	—	—	36,624	595,470
David R. Goss, Executive Vice President of Operations	2014	310,000	100,000	—	—	—	—	9,241	419,241
	2013	305,981	150,000	—	—	—	—	8,344	464,325
	2012	300,500	200,000	—	—	—	—	10,254	510,754
David M. Shear, Senior Vice President and General Counsel	2014	310,000	100,000	—	—	—	—	23,436	433,436
	2013	305,769	140,000	—	—	—	—	3,206	448,975
	2012	300,000	125,000	—	—	—	—	26,357	451,357

(1)	Bonus compensation paid in 2014 with respect to services rendered in 2013.

(2)	We have death benefit agreements with certain named executive officers, as described below under “1981 Agreements” and “2005 Agreement”. Compensation reported for the death benefits under these agreements is the greater of:

•	the expense incurred for our accrued death benefit liability; or

•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

Amounts accrued under these agreements are not paid until the death of the named executive officer.

We have separate death benefit and salary continuation agreements with certain named executive officer. As discussed below under “1992 Agreements”, these agreements provide a death benefit until the employee reaches age 65 and benefits for life commencing when the employee reaches age 65. Compensation reported for these benefits is the greater of:

•	the expense incurred associated with our accrued benefit liability or

•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

The amounts set forth under “All Other Compensation” are comprised of the compensation expense relating to the 1981 Agreements, 1992 Agreements, and 2005 Agreement, as described herein, and perquisites for 2014, as follows:

	1981	1992	2005
	Agreements	Agreements	Agreement	Other (A)	Total
Jack E. Golsen	$119,107	$—	$170,152	$3,882	$293,141
Tony M. Shelby	$4,525	$990	$—	$8,687	$14,202
Barry H. Golsen	$1,410	$30,372	$—	$8,676	$40,458
Steven J. Golsen	$326	$27,406	$—	$—	$27,732
David R. Goss	$2,567	$658	$—	$6,016	$9,241
David M. Shear	$—	$20,162	$—	$3,274	$23,436

(A)	Amount relates primarily to the personal use of automobiles, cell phones and country club dues.

(3)	In connection with our Board of Directors succession planning efforts, effective January 1, 2015, Jack E. Golsen transitioned from our Chief Executive Officer to our Executive Chairman of the Board of Directors and Chairman of the Management Executive Committee, which transition was approved by the Board of Directors on December 22, 2014. The Board of Directors also appointed Barry H. Golsen, the President and Chief Operating Officer, to serve as President and the Chief Executive Officer of the Company, effective on January 1, 2015.

As part of such succession planning, the Board of Directors also appointed Mark T. Behrman, currently Senior Vice President of Corporate Development, to serve as Executive Vice President and Chief Financial Officer, effective as of the annual meeting. Mr. Behrman will succeed Tony M. Shelby, our current Executive Vice President and Chief Financial Officer, who plans to retire near the end of 2015. Effective as of the annual meeting, Mr. Shelby will transition from Chief Financial Officer to the role of Executive Vice President to ensure a methodical and successful transition. Certain information regarding our agreements with Mr. Behrman is provided below under “Employment Agreements.”

Employment Agreements

Jack E. Golsen

We have an employment agreement with Jack E. Golsen, which requires the Company to employ Mr. Golsen as Executive Chairman of the Board of Directors and Chairman of the Executive Committee, which are executive officer positions of the Company. The current term of the employment agreement expires January 1, 2018, but will be automatically renewed for two additional one-year periods, unless terminated by either party by written notice at least six months prior to the expiration of the then current term. Under the terms of the employment agreement, Mr. Golsen shall receive:

•	an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, provided it is never adjusted to an amount less than his 1995 base salary,

•	an annual bonus in an amount determined by the Compensation Committee, and

•	certain other fringe benefits, including vacation, health and disability benefits.

The employment agreement provides that Mr. Golsen’s responsibilities generally include assisting the Chief Executive Officer and President in developing overall corporate strategy and providing leadership, and building consensus, in conjunction with the Chief Executive Officer and President, in the development of the Corporation’s overall strategic plan, capital markets activities and corporate development initiatives within the context of the corporate strategy. In addition, among other responsibilities, he chairs all Board of Director meetings, serves as the spokesperson for the Board, manages the Board’s functions, coordinates with management to keep the Board informed, and assists senior management with employee, customer, and stockholder relations.

The employment agreement also provides that Mr. Golsen’s employment may not be terminated, except under the following circumstances:

•	upon his conviction of a felony involving moral turpitude after all appeals have been exhausted (“Conviction”);

•	in the event of his serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in our best interest (“Misconduct”); and

•	his death.

However, no termination for a Conviction or Misconduct may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated such item.

The employment agreement provides that, if Mr. Golsen’s employment is terminated for reasons other than for a Conviction or Misconduct, we shall pay Mr. Golsen the following:

•	a cash payment on the date of termination, equal to the sum of Mr. Golsen’s annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination multiplied by the number of years remaining under the then current term of the employment agreement; and

•	all of the fringe benefits that the Company was obligated to provide to Mr. Golsen under the employment agreement for the then current remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company as discussed below under “Severance Agreements”) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in his severance agreement), then in such event, the terms of the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result if the disability for a period of 12 consecutive months within any two-year period, we will pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen’s death.

Barry H. Golsen

In connection with our Board’s succession planning efforts, on April 27, 2015, we entered into an employment agreement with Barry H. Golsen, our Chief Executive Officer and President. The initial term of the employment agreement ends April 27, 2018, and will automatically be extended for one year, unless terminated by written notice six months before April 27, 2018 either by us or Mr. Golsen. Under the employment agreement, Mr. Golsen receives (a) an annual base salary of $800,000, as may be increased from time to time by the Compensation Committee and (b) an annual bonus at the discretion of the Compensation Committee, with a target of not less than 100% of annual base salary, but not to exceed 200% of annual base salary.

The employment agreement provides that, following any termination of Mr. Golsen’s employment, we must pay or provide Mr. Golsen or his estate (a) annual base salary earned through date of termination; (b) unreimbursed expenses; (c) accrued but unused vacation pay; (d) accrued and vested benefits and other payments under Company plans and policies; (e) except in the case of termination for cause or without good reason, earned but unpaid bonus from the prior year; (f) except in the case of termination for cause or without good reason, pro rata bonus earned in the year of termination; and (g) except in the case of termination for cause or without good reason, 18 months of continuing health benefits.

If Mr. Golsen’s employment is terminated because of his death or disability, all of his outstanding stock options will vest in accordance with their terms, and all of his vested but unexercised awards will remain exercisable for 12 months after such termination. If Mr. Golsen’s employment agreement is terminated for cause or without good reason, all of his unvested equity awards will be forfeited and all of his vested but unexercised equity grants will be forfeited 60 days from his termination if not exercised before that date. If Mr. Golsen’s employment is terminated because of a disability, by us without cause or by Mr. Golsen for good reason, in addition to payment of his accrued benefits described above, (a) upon Mr. Golsen’s execution of a release of claims against the Company (with certain exceptions), we will make a lump-sum payment to Mr. Golsen equal to two times the amount of the sum of his base salary and his annual bonus and (b) all of his outstanding equity awards will vest in accordance with their terms, and will remain exercisable for 60 days.

If there is a change in control (as defined in the employment agreement) and Mr. Golsen’s employment is terminated without cause or for good reason within 24 months of such change in control, all of Mr. Golsen’s equity awards outstanding will vest in accordance with their terms. If, within two years of a change in control of the Company, the Company terminates Mr. Golsen’s employment without cause or Mr. Golsen terminates his employment for good reason, in addition to the accrued benefits payments described above, upon Mr. Golsen’s execution of a release of claims against the Company (with certain exceptions), we will make a lump sum payment of 2.9 times the amount of Mr. Golsen’s annual salary and annual bonus. If any payments to Mr. Golsen would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

The employment agreement provides that Mr. Golsen will be entitled to benefits generally applicable to all our executive officers. In addition, he is subject to certain non-solicitation, mutual non-disparagement, and confidentiality restrictions under the employment agreement.

For the purposes of Mr. Golsen’s employment agreement “cause” means, generally, (a) a violation of the Company’s Code of Business Conduct or the Confidentiality and Assignment Agreement, (b) a final felony conviction, or (c) willful misconduct or gross neglect of duties resulting in material damage to the Company; and “good reason” means, generally, (a) a material breach of the employment agreement by the Company, (b) Mr. Golsen’s loss of the Chief Executive Officer position, (c) a material diminution in Mr. Golsen’s authority, (d) relocation outside of the Oklahoma City metropolitan area, or (e) a requirement that Mr. Golsen report to anyone other than the Board.

Mark T. Behrman

Mr. Behrman currently serves as our Senior Vice President-Corporate Development, a role he has had since joining the Company on March 3, 2014. In connection with his initial employment on March 3, 2014, the Company, among other things, granted to Mr. Behrman a non-qualified stock option (the “NQSO”) under the Company’s 2008 Stock Incentive Plan for the purchase of up to 150,000 shares of the Company common stock at a purchase price of $32.69 per share, which was the fair market value of the Company’s common stock on the grant date. This NQSO vests over a six-year period and expires on March 3, 2024. His current salary is $300,000 per year, and on March 3, 2014, the Company also guaranteed Mr. Behrman that he would receive a minimum annual bonus for 2014 of $150,000, as a signing incentive.

In connection with our Board’s succession planning efforts, on April 27, 2015, we entered into an employment agreement with Mark T. Behrman, our Senior Vice President – Corporate Development, who will become our Executive Vice President and Chief Financial Officer as of the 2015 Annual Meeting. The initial term of the employment agreement ends April 27, 2018, and will automatically be extended for one year, unless terminated by written notice six months before April 27, 2018 either by us or Mr. Behrman. Under the employment agreement, commencing on the date of the annual meeting, Mr. Behrman will receive (a) an annual base salary of $400,000, as such may be increased from time to time by the Compensation Committee, (b) a bonus for 2014 of at least $150,000 (in accordance with the terms of his initial employment), (c) an annual bonus at the discretion of the Compensation Committee, not to exceed 150% his annual base salary, (d) the grant of a NQSO under the Company’s 2008 Stock Incentive Plan for the purchase of up to 50,000 shares of the Company’s common stock at a purchase price equal to the fair market value of the Company’s common stock on the grant date, which will vest over a six-year period and expire on the 10th anniversary of the grant date, and (e) various other fringe benefits.

The employment agreement provides that, following any termination of Mr. Behrman’s employment, we must pay or provide Mr. Behrman or his estate (a) annual base salary earned through date of termination; (b) unreimbursed expenses; (c) accrued but unused vacation pay; (d) accrued and vested benefits and other payments under Company plans and policies; (e) except in the case of termination for cause or without good reason, earned but unpaid bonus from the prior year; (f) except in the case of termination for cause or without good reason, pro rata bonus earned in the year of termination; and (g) except in the case of termination for cause or without good reason, 18 months of continuing health benefits.

If Mr. Behrman’s employment is terminated because of his death or disability, all of his outstanding stock options will vest in accordance with their terms, and all of his vested but unexercised awards will remain exercisable for 12 months after such termination. If Mr. Behrman’s employment agreement is terminated for cause or without good reason, all of his unvested equity awards will be forfeited and all of his vested but unexercised equity grants will be forfeited 60 days from his termination if not exercised before that date. If Mr. Behrman’s employment is terminated by us without cause or by Mr. Behrman for good reason, in addition to payment of his accrued benefits described above, (a) upon Mr. Behrman’s execution of a release of claims against the Company (with certain exceptions), we will pay Mr. Behrman an amount equal to the sum of his base salary for the balance of the then current term of the agreement, determined as if the termination had not occurred, and (b) all of his outstanding equity awards will vest in accordance with their terms, and will remain exercisable for 60 days.

If there is a change in control (as defined in the employment agreement) and Mr. Behrman’s employment is terminated within 24 months of such change in control for any reason other than for cause, all of Mr. Behrman’s equity awards outstanding will vest in accordance with their terms. If, within three years of a change in control of the Company, the Company terminates Mr. Behrman’s employment without cause or Mr. Behrman terminates his employment for good reason, in addition to the accrued benefits payments described above, upon Mr. Behrman’s execution of a release of claims against the Company (with certain exceptions), we will pay him 2.9 times the sum of his annual salary and annual bonus. If any payments to Mr. Behrman would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

The employment agreement provides that Mr. Behrman will be entitled to benefits generally applicable to all our executive officers. In addition, he is subject to certain non-solicitation, mutual non-disparagement, and confidentiality restrictions under the employment agreement.

For the purposes of Mr. Behrman’s employment agreement “cause” means, generally, (a) a material and willful (as defined in the agreement) violation of the Company’s Code of Business Conduct or the Confidentiality and Assignment Agreement, (b) a final felony conviction, (c) embezzlement of the Company’s assets, or (d) a willful and continued failure to perform obligations under the employment agreement or other applicable agreements that is not cured within a designated time period. Under the agreement, “good reason” means, generally, (a) a material breach of the employment agreement by the Company, (b) Mr. Behrman’s loss of his position or title, (c) a material diminution in Mr. Behrman’s authority, or (d) relocation outside of the Oklahoma City metropolitan area.

1981 Agreements

During 1981, we entered into individual death benefit agreements (the “1981 Agreements”) with certain key employees (including certain of the named executive officers). The designated beneficiary of each named executive officer will receive a monthly benefit for a period of 10 years if the officer dies while in the employment of the Company. The 1981 Agreements, as amended, provide that we may terminate the agreement as to any officer at any time prior to the officer’s death. We have purchased life insurance on the life of each officer covered under the 1981 Agreements to provide a source of funds for our obligations under the 1981 Agreements. We are the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to the Company upon the death of the officer. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the named executive officer’s under the 1981 Agreements.

Amount of Annual
Name of Individual	Payment
Jack E. Golsen	$175,000
Tony M. Shelby	$35,000
Barry H. Golsen	$30,000
Steven J. Golsen	$19,000
David R. Goss	$35,000
David M. Shear	N/A

1992 Agreements

During 1992, we entered into individual benefit agreements with certain of our key employees (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “1992 Agreements”). Each officer that has entered into a 1992 Agreement is eligible to receive a designated benefit (“Benefit”) as set forth in the 1992 Agreements, as amended. The officer will receive the Benefit beginning at the age 65 for the remainder of the officer’s life. If prior to attaining the age 65, the officer dies while in the employment of the Company, the designated beneficiary of the officer will receive a monthly benefit (“Death Benefit”) for a period of 10 years. The 1992 Agreements provide that we may terminate the agreement as to any officer at any time and for any reason prior to the death of the officer. We have purchased insurance on the life of each officer covered under the 1992 Agreements. We are the owner and sole beneficiary of each insurance policy, and the proceeds are payable to the Company to provide a source of funds for our obligations under the 1992 Agreements. Under the terms of the 1992 Agreements, if the officer becomes incapacitated prior to retirement or prior to reaching age 65, the officer may request us to cash-in any life insurance on the life of such officer purchased to fund our obligations under the 1992 Agreements. Jack E. Golsen does not participate in the 1992 Agreements.

The following table sets forth the amounts of annual benefits payable to the named executive officers under the 1992 Agreements at December 31, 2014.

Name of Individual	Amount of Annual Benefit	Amount of Annual Death Benefit
Jack E. Golsen	N/A	N/A
Tony M. Shelby	$15,605	N/A
Barry H. Golsen	$17,480	$11,596
Steven J. Golsen	$17,545	$10,690
David R. Goss	$17,403	N/A
David M. Shear	$17,822	$7,957

2005 Agreement

During 2005, we entered into a death benefit agreement (“2005 Agreement”) with Jack E. Golsen. This agreement replaced existing benefits that were payable to Mr. Golsen. The 2005 Agreement provides that, upon Mr. Golsen’s death, we will pay to Mr. Golsen’s family or designated beneficiary $2.5 million to be funded from the net proceeds received by us under certain life insurance policies on Mr. Golsen’s life that were purchased and are owned by the Company. The 2005 Agreement requires that we are obligated to keep in existence no less than $2.5 million of the stated death benefit. The life insurance policies in force provide an aggregate stated death benefit of $7.0 million to the Company, as beneficiary.

Life Insurance Policies

As discussed above under the 1981 Agreements, 1992 Agreements and 2005 Agreement, we maintain life insurance on the life of each named executive officer to provide a source of funds for our obligations under these agreements. The following table sets forth the total face value of life insurance policies in force for each named executive officer and the net cash surrender value of the life insurance policies at December 31, 2014.

Name of Individual	Total Face Value of Life Insurance Policies	Amount of Net Cash Surrender Value
Jack E. Golsen	$7,000,000	$1,313,920
Tony M. Shelby	$788,049	$49,120
Barry H. Golsen	$4,115,016	$675,199
Steven J. Golsen	$871,127	$55,587
David R. Goss	$1,334,372	$392,835
David M. Shear	$450,000	$17,641

401(k) Plan

We maintain The Savings Incentive Plan for LSB Industries, Inc. and Designated Subsidiaries (the “401(k) Plan”) for qualifying employees (including the named executive officers) of the Company. As relating to the named executive officers, the 401(k) Plan is funded by the officer’s contributions. We make no contributions to the 401(k) Plan for any of the named executive officers. The amount that an officer may contribute to the 401(k) Plan equals a certain percentage of the employee’s compensation, with the percentage based on the officer’s income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. We deduct the amounts contributed to the 401(k) Plan from the officer’s compensation each pay period, in accordance with the officer’s instructions, and pay the amount into the 401(k) Plan pursuant to the officer’s election. The salary and bonus set forth in the Summary Compensation Table above include any amounts contributed by the named executive officers during the 2014, 2013 and 2012 fiscal years pursuant to the 401(k) Plan.

Outstanding Equity Awards at December 31, 2014

At December 31, 2014, none of the named executive officers had any vested or unvested outstanding equity awards. In addition, none of the named executive officers exercised stock option awards and no stock option awards vested in 2014.

Severance Agreements

We have entered into severance agreements, as amended, with each of the named executive officers, except Barry H. Golsen whose severance arrangements are contained in his employment agreement with the Company, described above. Each severance agreement provides that if, within 24 months after the occurrence of a change in control (as defined) of the Company, we terminate the officer’s employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), we must pay the officer an amount equal to 2.9 times the officer’s base amount (as defined). Further, except in the case of Jack E. Golsen’s severance agreement, if we terminate the officer’s employment within 24 months of a determination by the Board or the Chief Executive Officer that the officer should be terminated without cause (as defined), we must pay the officer an amount equal to two times the officer’s base amount (as defined). Our obligation to pay these amounts is subject to the execution and delivery of a release of claims against the Company by the officer. The term “base amount” means the average annual gross compensation paid by the Company to the officer and includable in the officer’s gross income during the most recent five-year period immediately preceding the change in control. If the officer has been employed by the Company for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a “change in control” means a change in control of the Company of a nature that would require the filing of a Form 8-K with the SEC and, in any event, would mean when:

•	the date that any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (other than acquisition by the Golsen Group (as defined);

•	any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities having the right to vote for the election of directors, except acquisitions by:

•	any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or

•	Jack E. Golsen, his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates;

•	individuals who, as of April 1, 2015, constitute our Board of Directors (the “Incumbent Board”) and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or

•	the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer’s employment with the Company “for cause” means termination because of:

•	the mental or physical disability from performing the officer’s duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period;

•	the conviction of a felony;

•	the embezzlement by the officer of our assets resulting in substantial personal enrichment of the officer at the expense of the Company; or

•	the willful failure (when not mentally or physically disabled) to follow a direct written order from our Board of Directors within the reasonable scope of the officer’s duties performed during the 60 day period prior to the change in control.

The definition of “Cause” contained in the severance agreement with Jack E. Golsen means termination because of:

•	the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or

•	if due to Mr. Golsen’s serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company, taken as a whole, provided that:

•	no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in our best interest, and

•	failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer’s employment with the Company for “good reason” means termination because of:

•	the assignment to the officer of duties inconsistent with the officer’s position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities;

•	the relocation of the officer;

•	any purported termination by the Company of the officer’s employment with us otherwise than as permitted by the severance agreement; or

•	in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement expires on the earlier of: (a) three years after the date of the severance agreement, or (b) the date of retirement from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless we give notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless we give notices otherwise at least one year prior to the renewal date.

Estimated Payments Upon Termination

The following table reflects the estimated total amount that we would have been required to pay to each of the named executive officers under the applicable agreement if the respective trigger event had occurred on December 31, 2014.

Termination Event

Name and Executive Benefit and Payments Upon Separation	Voluntary Termination ($)	Involuntary Other Than For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary Other Than For Cause Termination - Change of Control ($)	Voluntary For Good Reason Termination - Change of Control ($)	Disability/Inc apacitation ($)	Death ($)
Jack E Golsen: (1)(2)(5)
Salary	—	2,400,000	—	2,686,361	2,686,361	3,552,000	—
Bonus	—	525,000	—	—	—	—	—
Death Benefits	—	—	—	—	—	—	4,250,000
Other	—	84,222	—	—	—	—	54,222
Tony M. Shelby: (2)(3)(4)
Salary	—	—	—	1,271,404	1,271,404	—	—
Death Benefits	—	—	—	—	—	—	350,000
Other	190,652	—	—	—	—	—	—
Barry H. Golsen: (2)(3)(4)
Salary	—	—	—	2,280,296	2,280,296	—	—
Death Benefits	—	—	—	—	—	—	415,962
Steven J. Golsen: (2)(3)(4)
Salary	—	—	—	1,560,218	1,560,218	—	—
Death Benefits	—	—	—	—	—	—	296,903
David R. Goss: (2)(3)(4)
Salary	—	—	—	1,252,626	1,252,626	—	—
Death Benefits	—	—	—	—	—	—	350,000
Other	201,746	—	—	—	—	—	—
David M. Shear: (2)(4)
Salary	—	—	—	1,184,714	1,184,714	—	—
Death Benefits	—	—	—	—	—	—	79,567

*	The terms of payment of the amounts set forth in this table are described in the agreements referenced in the footnotes to this table.
(1)	See “Employment Agreements” above for a description of the terms of Mr. Golsen’s employment agreement.
(2)	See “Severance Agreements” above for a description of the terms of our severance agreements.
(3)	See “1981 Agreements” above for a discussion of the terms of our death benefit agreements.
(4)	See “1992 Agreements” above for a description of the terms of our retention and death benefit agreements.
(5)	See “2005 Agreement” above for a description of the terms of Mr. Golsen’s death benefit agreement.

Our Compensation Policies May Discourage Other Parties From Attempting to Acquire Us

We have entered into severance agreements with our executive officers and some of the executive officers of our subsidiaries that provide, among other things, that if, within a specified period of time after the occurrence of a change in control of our Company, these officers are terminated, other than for cause, or the officer terminates his employment for good reason, we must pay such officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control. See “Severance Agreements” and “Employment Agreement,” above. These agreements may discourage a third party tender offer, proxy contest, or other attempts to acquire control of us and could have the effect of making it more difficult to remove incumbent management.

Compensation Risk Assessment

We determined that our compensation policies do not create risks that are reasonably likely to have a material adverse effect on us. This conclusion was based on the assessment performed by us, with input from our executive management and our legal counsel. Our assessment included consideration of Item 402(s) of Regulation S-K as discussed between our management and our legal counsel. In conducting the compensation risk assessment, numerous factors were considered, including:

•	we do not offer significant short-term incentives that would reasonably be considered as motivating high-risk investments or other conduct that is not consistent with the long term goals of the Company;

•	the mix between short-term and long-term compensation, which is discussed in the Compensation Discussion and Analysis above;

•	the type of equity awards granted to employees and level of equity and equity award holdings; and

•	the historical emphasis on long term growth and profitability, over short term gains.

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2014, with respect to our equity compensation plans.

Equity Compensation Plan Information
Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding	securities reflected in
	warrants and rights	options, warrants	column (a))
Plan Category	(a)	and rights (b)	(c)
Equity compensation plans approved by stockholders	955,848	$27.09	1,149,170
Equity compensation plan not approved by stockholders	—	—	—

Total	955,848	$27.09	1,149,170

2014 NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation of Directors

In 2014, we compensated our non-employee directors for their services as directors on our Board. Directors who are employees of the Company receive no compensation for their services as directors. Our Non-Employee Director Compensation and Stock Ownership Policy, referred to as the “Policy”, provides that effective as of June 5, 2014, annual compensation payable to non-employee directors will be based on the calendar year and will be as follows:

•	An annual cash fee equal to $125,000;

•	For each non-employee director who is a member of the Audit Committee, an annual cash fee equal to $10,000; and

•	For the non-employee director serving as the Board’s Lead Director, an annual cash fee equal to $10,000, except no additional fee will be paid to a Lead Director who is also a member of the Audit Committee.

Fees earned under the Policy are be earned on a calendar-quarterly basis and are paid in arrears not later than the 15th day following the end of each calendar quarter. Under the Policy, each non-employee director may elect to receive all or any portion of such director fees in shares of our common stock pursuant to our Outside Directors Stock Purchase Plan, effective June 24, 1999, referred to as the Equity Plan, and the terms of the Policy. See “Ownership Guidelines” under “Executive Compensation” for a discussion of stock ownership guidelines applicable to our non-employee directors. The following table summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2014.

2014 Director Compensation Table

Current Directors Who Served During 2014

(a)	(b)	(d)	(g)	(h)
Name	Fees Earned or Paid in Cash (1)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Webster L. Benham	50,000			50,000
Charles A. Burtch	50,000			50,000
Robert A. Butkin	50,000			50,000
Daniel D. Greenwell	44,000			44,000
William F. Murdy	40,778			40,778
Richard Sanders, Jr.	40,778			40,778

Former Directors Who Served During 2014

(a)	(b)	(d)	(g)	(h)
Name	Fees Earned or Paid in Cash (1)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Robert C. Brown	1,583		36,000	37,583
Robert H. Henry	73,756			73,756
Gail P. Lapidus	45,533			45,533
Donald A. Munson	14,000			14,000
Ronald V. Perry	14,000			14,000
John A. Shelley	14,000			14,000

(1)	This amount includes as to each director, an annual fee of $13,000 for services as a director and $500 for each Board meeting attended during 2014 prior to June 5, 2014. In addition, prior to June 5, 2014 each director who served on one or more committees of the Board receives an additional $25,000 to $35,000 for such service per year. As noted below, each of our directors served on at least one committee during 2014:

•	During 2014, Mr. Benham was a member of the Audit Committee.

•	During 2014, Mr. Burtch was a member of the Audit Committee and Compensation Committee.

•	During 2014, Mr. Butkin was a member of the Audit Committee.

•	During 2014, Mr. Greenwell was a member of the Audit Committee.

•	During 2014, Mr. Murdy was a member of the Compensation Committee.

•	During 2014, Mr. Sanders was a member of the Nominating and Corporate Governance Committee. In addition, effective June 5, 2014, Mr. Sanders received an annual cash fee equal to $10,000 for reviewing operational aspects of chemical plants on behalf of the Board of Directors.

•	Dr. Brown resigned from the Board of Directors on January 27, 2014. During 2014, Dr. Brown was a member of the Benefits and Programs Committee. During 2014, Dr. Brown received a fee of $3,000 per month to perform medical director consulting services for the Company in connection with our self-insured health plan and workers’ compensation benefits.

•	Mr. Henry resigned from the Board of Directors on April 26, 2015. During 2014, Mr. Henry was a member of the Nominating and Corporate Governance Committee and Lead Director.

•	Ms. Lapidus resigned from the Board of Directors on April 26, 2015. During 2014, Ms. Lapidus was a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

•	Mr. Munson resigned from the Board of Directors on June 5, 2014. During 2014, Mr. Munson was a member of the Business Development Committee.

•	Mr. Perry resigned from the Board of Directors on June 5, 2014. During 2014, Mr. Perry was a member of the Audit Committee and Public Relations and Marketing Committee.

•	Mr. Shelley resigned from the Board of Directors on June 5, 2014. During 2014, Mr. Shelley was a member of the Audit Committee and Nominating and Corporate Governance Committee.

(2)	No option awards were granted to our directors during 2014. The following is the aggregate number of outstanding non-qualified stock options held at December 31, 2014 by non-employee directors who served as directors during 2014:

Outstanding Options

Options Outstanding as of
Name	December 31, 2014
Webster L. Benham	—
Charles A. Burtch	2,525
Robert A. Butkin	4,000
Daniel D. Greenwell	—
Robert H. Henry	—
William F. Murdy	—
Gail P. Lapidus	5,000
Richard Sanders, Jr.	—

SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of April 3, 2015, regarding the ownership of our voting common stock and voting preferred stock by each person (including any “group” as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to be beneficial owner of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of April 3, 2015.

Name and Address		Amounts of Shares
of Beneficial Owner	Title of Class	Beneficially Owned (1)		Percent of Class+
Jack E. Golsen and certain members of his family (2)	Common	3,731,730	(3)(4)	15.8%
	Voting Preferred	1,020,000	(5)	100.0%
Piper Jaffray Companies	Common	1,787,530		7.9%
Starboard Value LP, et al.	Common	1,725,000		7.6%
BlackRock, Inc.	Common	1,716,884		7.6%
The Vanguard Group	Common	1,272,987		5.6%

+	Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of April 3, 2015, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1)	We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the SEC or our records.
(2)	Includes Jack E. Golsen (“J. Golsen”) and the following members of his family: son, Barry H. Golsen (“B. Golsen”) (a director, Vice Chairman of the Board of Directors, and President of the Company); son, Steven J. Golsen (“S. Golsen”) (President Chief Operating Officer of our Climate Control Business), Golsen Family LLC (“LLC”) which is wholly-owned by J. Golsen (43.516% owner), Sylvia H. Golsen Revocable Trust (43.516% owner), B. Golsen (4.323% owner), S. Golsen (4.323% owner), and Linda F. Rappaport (4.323% owner and daughter of J. Golsen (“L. Rappaport”)), and SBL LLC (“SBL”) which is wholly-owned by the LLC (49% owner), B. Golsen (17% owner), S. Golsen (17% owner), and L. Rappaport (17% owner). J Golsen is the manager of the LLC and share voting and dispositive power over the shares beneficially owned by the LLC. J. Golsen and B. Golsen, as the only directors and officers of SBL, share the voting and dispositive power of the shares beneficially owned by SBL and its wholly owned subsidiary, Golsen Petroleum Corp (“GPC”). The address of Jack E. Golsen and Barry H. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen’s address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179. The address for SBL, LLC, GPC and L. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.
(3)	Includes:
(a)	the following shares over which J. Golsen has the sole voting and dispositive power: (i) 218,320 shares of common stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen and L. Rappaport over which J. Golsen is the trustee; (ii) 350,984 shares held in certain trusts for the benefit of grandchildren and great grandchildren of J. Golsen over which J. Golsen is the trustee; and (iii) 4,000 shares owned of record by J. Golsen;
(b)	the following shares over which J. Golsen has voting and dispositive power: (i) 15,876 shares held in Sylvia H. Golsen Revocable Trust; (ii) 15,392 shares owned of record by the LLC; and (iii) 133,333 shares that the LLC has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by the LLC;
(c)	292,467 shares over which B. Golsen has the sole voting and dispositive power;
(d)	243,493 shares over which S. Golsen has the sole voting and dispositive power;
(e)	44,578 shares over which J. Golsen and L. Rappaport share voting and dispositive power;
(f)	the following shares over which J. Golsen and B. Golsen share voting and dispositive power: (i) 1,345,999 shares owned of record by SBL; (ii) 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL; (iii) 250,000 shares that SBL has the right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL; (iv) 283,955 shares owned of record by GPC; and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC.
(4)	J. Golsen disclaims beneficial ownership of the shares over which B. Golsen, S. Golsen and L. Rappaport each have sole voting and investment power. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has sole voting and investment power. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by the LLC, except to the extent of their respective pecuniary interest therein. S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by SBL and GPC and all shares beneficially owned by SBL through the LLC, except to the extent of their respective pecuniary interest therein. L. Rappaport disclaims beneficial ownership of the 61,433 shares over which her spouse has sole voting and investment power over, and this amount excludes such shares. B. Golsen disclaims beneficial ownership of the 533 shares over which his spouse has sole voting and investment power, and this amount excludes such shares.
(5)	Includes: (a) 4,000 shares of Series B Preferred owned of record by the LLC; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by GPC and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.
(6)	Advisory Research, Inc. is a wholly-owned subsidiary of Piper Jaffray Companies, which disclaims beneficial ownership of these shares. The address of Advisory Research, Inc. is 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.

(7)	The address of Starboard Value LP, et al. is 777 Third Avenue, 18th Floor, New York, New York 10017.
(8)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(9)	The address of The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

Security Ownership of Management

The following table sets forth certain information obtained from our current directors named executive officers, and directors and executive officers as a group, as to their beneficial ownership of our voting common stock and voting preferred stock as of April 3, 2015, except the information with respect to Messrs. Massimo, Mittag, Roedel, and White and Ms. Ogilvie is as of April 26, 2015, the effective date of their appointments to the Board.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)		Percent of Class+
Webster L. Benham	Common	600	(2)	*
Mark T. Behrman	Common	25,750	(3)	*
Charles A. Burtch	Common	6,236	(4)	*
Robert A. Butkin	Common	6,393	(5)	*
Barry H. Golsen	Common	2,712,183	(6)	11.5%
	Voting Preferred	1,016,173	(6)	99.6%
Jack E. Golsen	Common	3,195,770	(7)	13.5%
	Voting Preferred	1,020,000	(7)	100.0%
Steven J. Golsen	Common	711,300	(8)	3.1%
	Voting Preferred	194,415	(8)	19.1%
David R. Goss	Common	101,190	(9)	*
Daniel D. Greenwell	Common	1,424	(10)	*
Louis S. Massimo	Common	—
Andrew K. Mittag	Common	400	(11)	*
William F. Murdy	Common	991	(12)	*
Marran H. Ogilvie	Common	—
Richard W. Roedel	Common	—
Richard S. Sanders, Jr.	Common	750	(13)	*
David M. Shear	Common	35,581	(14)	*
Tony M. Shelby	Common	79,545	(15)	*
Lynn F. White	Common	300	(16)	*
Directors and Executive Officers	Common	3,946,312	(17)	16.7%
as a group number (18 persons)	Voting Preferred	1,020,000		100.0%

*	Less than 1%.
+	See footnote “+” to the table under “Security Ownership of Certain Beneficial Owners.”
(1)	We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.
(2)	These shares are held in a trust owned by Mr. Benham’s wife, over which Mr. Benham possesses sole voting and dispositive power.
(3)	Mr. Behrman has the sole voting and dispositive power over these shares, which include 24,750 shares of common stock that Mr. Behrman may purchase pursuant to currently exercisable stock options. Mr. Behrman will become our Chief Financial Officer and Executive Vice President as of the annual meeting.
(4)	Mr. Burtch has the sole voting and dispositive power over these shares, which include 2,525 shares of common stock that Mr. Burtch may purchase pursuant to currently exercisable non-qualified stock options.
(5)	This amount includes (a) 1,000 shares that are owned of record by an Oklahoma limited liability company of which Mr. Butkin is the Manager and over which Mr. Butkin has sole voting and dispositive power, (b) 1,393 shares that are held in certain trusts, and (c) 4,000 shares of common stock that Mr. Butkin may purchase pursuant to currently exercisable non-qualified stock options over which Mr. Butkin has sole voting and dispositive power.

(6)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by B. Golsen.
(7)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by J. Golsen.
(8)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by S. Golsen.
(9)	Mr. Goss has the sole voting and dispositive power over these shares.
(10)	Mr. Greenwell has the sole voting and dispositive power over these shares.
(11)	Mr. Mittag has the sole voting and dispositive power over these shares.
(12)	The amount includes 491 shares held by a trust, over which Mr. Murdy has the sole voting and dispositive power.
(13)	These shares are held in a joint account owned by Mr. Sanders’ revocable trust of which Mr. Sanders is the trustee and by Mr. Sanders’ spouse’s revocable trust of which his spouse is the trustee. As trustees, Mr. Sanders and his wife share voting and dispositive power over these shares.
(14)	These shares are held in a joint account owned by Mr. Shear’s revocable trust of which Mr. Shear is the trustee and by Mr. Shear’s spouse’s revocable trust of which his spouse is the trustee. As trustees, Mr. Shear and his wife share voting and dispositive power over these shares.
(15)	The amount includes 156 shares held by a trust, over which Mr. Shelby has the sole voting and dispositive power.
(16)	Mr. White has the sole voting and dispositive power over these shares.
(17)	The shares of common stock include 31,275 shares of common stock that executive officers and directors have the right to acquire within 60 days under our stock option plans and 916,666 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other convertible securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC reports of holdings and changes in beneficial ownership of the Company’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 furnished to us with respect to 2014, or written representations that no Form 5 was required to be filed, we believe that during 2014 all our directors and officers and beneficial owners of more than 10% of the Company’s common stock filed timely their required Forms 3, 4, or 5.

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Public Reference Room located at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the Internet at www.sec.gov.

A copy of the Company’s 2014 Annual Report accompanies this proxy statement, which Annual Report includes the Company’s 2014 Form 10-K. Copies of exhibits to the Form 10-K are available upon request, but a reasonable copy fee per page will be charged to the requesting stockholder.

Requests for documents relating to us should be directed to:

Director - Communications Department

c/o LSB Industries, Inc.

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, Oklahoma 73101

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2015

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2015 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2014 are available at www.envisionreports.com/LXU.

By order of the Board of Directors,

David M. Shear

Senior Vice President,

Secretary and General Counsel

April 30, 2015

LSB INDUSTRIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 25, 2015.

Vote by Internet

Go to www.envisionreports.com/LXU

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

• Follow the instructions provided by the recorded message

X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3.

1. Election of Directors:

Class term expiring in 2017

01—Louis S. Massimo

02—Andrew K. Mittag

For Withhold

Election of Directors:

Class term expiring in 2018

03—Barry H. Golsen

04—Marran H. Ogilvie

05—Richard W. Roedel

For Against Abstain

For Withhold

06—Richard S. Sanders, Jr.

07—Lynn F. White

For Withhold

For Against Abstain

2. Proposal to ratify Ernst & Young, LLP as the independent

registered public accounting firm for 2015.

B Non-Voting Items

Change of Address — Please print your new address below.

3. Say on Pay—An advisory vote on the approval of named

executive compensation.

Comments — Please print your comments below. Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2015

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2015 Annual Meeting of Stockholders and

Annual Report for the year ended December 31, 2014 are available at www.envisionreports.com/LXU.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — LSB Industries, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting—June 25, 2015

The undersigned hereby appoints Jack E. Golsen, Tony M. Shelby, Barry H. Golsen and each of them, the undersigned’s proxy, with the full power of substitution, to attend the annual meeting of the stockholders of LSB Industries, Inc.(the “Company”) on June 25, 2015, at 11:00 a.m., Central Daylight Time, at the company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, 12% Series B Cumulative Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as a single class, as designated on the reverse side.

Please sign exactly as your name appears hereon, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card,

The persons named as proxies hereon will vote the shares of stock represented by this Proxy Card in accordance with the undersigned’s specifications made in items 1—3. If the undersigned makes no specification, the persons named on the reverse side will vote the shares “FOR” all nominees, and “FOR” items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)